UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GTC BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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175 Crossing Boulevard Framingham, Massachusetts 01702 (508) 620-9700

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 27, 2009
____________________

     The 2009 Annual Meeting of Shareholders of GTC Biotherapeutics, Inc., or GTC, will be held in the Forefront Center for Meetings & Conferences, 404 Wyman Street, Waltham, Massachusetts 02451, at 2:00 p.m. local time on Wednesday, May 27, 2009 for the following purposes:

1.	To elect four directors to serve until our 2012 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To approve an amendment to our 2002 Equity Incentive Plan (the “2002 Equity Plan”) to add 2,000,000 shares of common stock to the reserve of shares available for issuance under the plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only GTC shareholders of record at the close of business on April 9, 2009 are entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or Internet. If you attend the meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner
Clerk

April 23, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2009

This proxy statement and our annual report to security holders are available at:
http://www.gtc-bio.com/investorinfo/annualreport.html.

i

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	24
Compensation Discussion & Analysis	24
Compensation Committee Report	30
Summary Compensation Table	31
Grants of Plan-Based Awards for Fiscal 2008	33
Outstanding Equity Awards at Fiscal Year-End 2008	34
Option Exercises and Stock Vested for Fiscal 2008	36
Payments Upon Termination or Change-In-Control	36
Severance and Change-in-Control Agreements and Provisions	36
Director Compensation	40
RELATED PERSON TRANSACTIONS	42
Policy on Related Person Transactions	42
LFB Biotechnologies, S.A.S.U.	42
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45
Report of the Audit Committee	45
Independent Registered Public Accountants’ Fees and Other Matters	46
ADDITIONAL INFORMATION	47
Deadline for Stockholder Proposals and Director Nominations	47
Householding of Annual Meeting Materials	47
Notice Regarding Internet Availability of Annual Meeting Materials	47
Annual Report and Other SEC Filings	48

ii

____________________

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2009
____________________

     Our Board of Directors is soliciting proxies with the enclosed proxy card for use at the 2009 Annual Meeting of Shareholders to be held at the Forefront Center for Meetings & Conferences, 404 Wyman Street, Waltham, Massachusetts 02451, at 2:00 p.m. local time on Wednesday, May 27, 2009, and at any adjournments thereof. This proxy statement and the accompanying proxy card are first being provided to our shareholders on or about April 23, 2009.

GENERAL INFORMATION ABOUT VOTING

     Who can vote. You may vote your shares of our stock at the annual meeting if you were a shareholder of record at the close of business on April 9, 2009. On April 9, 2009, there were (i) 104,360,624 shares of our common stock outstanding, and (ii) 115 shares of our Series D preferred stock outstanding, which are convertible into a total of 115,000 shares of our common stock.

     How many votes do you have. You have one vote for each share of common stock that you owned at the close of business on April 9, 2009, which is shown on your proxy card or other voting instruction form. Each share of Series D preferred stock is convertible into 1,000 shares of common stock and entitled to one vote for each share of common stock into which it is convertible.

     How to vote your shares in person. If you attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account), you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on April 9, 2009 in order to be admitted to the meeting. To be able to vote, you will need to obtain a proxy from the brokerage firm or bank that is the holder of record of your shares.

     How to vote your shares by proxy card. If you choose to vote by proxy card, please complete, date, sign and return the enclosed proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your vote should be cast, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

     How to vote your shares by telephone or Internet. Instead of submitting your vote by mail on the enclosed proxy card, you may vote by telephone or Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered shareholder (that is, if you hold your stock in your own name) or you hold your shares in “street name”. In either case, you must follow the procedures described on your proxy card.

     In order to vote by telephone or Internet, please have the enclosed proxy card available with you, and call the number or go to the website listed on the proxy card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

     We encourage you to vote by Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by email. This lowers our costs and speeds delivery to you.

     Who to contact for additional information. If you have questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our Vice President, Corporate Communications and Government Relations at (508) 370-5374.

     Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be as follows:

1.	To elect four directors to serve until our 2012 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To approve an amendment to our 2002 Equity Incentive Plan (the “2002 Equity Plan”) to add 2,000,000 shares of common stock to the reserve of shares available for issuance under the plan; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year.

     To transact such other business as may properly come before the meeting or any adjournments thereof.

     Quorum. A quorum of shareholders is required to transact business at the meeting. A majority in interest of the outstanding shares of capital stock entitled to vote and represented at the meeting in person or by proxy constitutes a quorum for the transaction of business.

     Number of votes required. The number of votes required to approve the proposals scheduled to be presented at the meeting is as follows:

Proposal	Required Vote for Approval
The election of each Director.	Affirmative vote representing a plurality of the votes for or against the nominee cast by holders of shares present, or represented by proxy, and entitled to vote at the meeting.

The amendment of the 2002 Equity Plan.	Affirmative vote representing a majority of the votes cast by holders of shares present, or represented by proxy, and entitled to vote at the meeting.

The ratification of the appointment of PricewaterhouseCoopers LLP.	Affirmative vote representing a majority of the votes cast by holders of shares present, or represented by proxy, and entitled to vote at the meeting.

     Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the annual meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the broker’s customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or the broker regulations of the New York Stock Exchange from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. The impact of abstentions and broker non-votes on the proposals scheduled to be presented at the meeting is as follows:

Proposal	Impact of Abstentions and Broker Non-Votes
The election of each Director.	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election.

The amendment of the 2002 Equity Plan.	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the proposal.

The ratification of the appointment of PricewaterhouseCoopers LLP.	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the proposal.

     Discretionary voting by proxies on other matters. If other matters are properly presented for consideration at the annual meeting, the persons named as proxies on the proxy card, or designated by telephonic or Internet vote, will have the authority to vote on those matters for you as they determine. Aside from the three proposals listed above, we do not know of any other proposals that may be presented at the annual meeting.

     How you may revoke your proxy. You may revoke the proxy authority granted by your proxy card at any time before its exercise by submitting a written revocation or a new duly executed proxy card bearing a later date to GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Nathaniel S. Gardiner, Corporate Clerk. You may revoke the proxy authority granted by telephone or Internet in accordance with the instructions provided on the website or by calling the number set forth on your proxy card, which in either case must be done before 11:59 p.m. Eastern Time on May 26, 2009, the day before the meeting date. Previously granted proxy authority may also be revoked by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements in time with your broker or bank to vote your shares in person or to revoke your proxy.

     Voting results. We expect to report the voting results from the annual meeting in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2009, which we plan to file with the Securities and Exchange Commission in August 2009.

     Expenses of solicitation. We will bear all costs of soliciting proxies. We will also, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of our common stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from shareholders in person or by other means of communication, including telephone, facsimile and email, without additional remuneration.

     No appraisal rights. There are no appraisal rights associated with any of the proposals being considered at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and its corresponding footnotes sets forth the amount of our common stock and Series D preferred stock beneficially owned as of March 27, 2009 by:

  persons known by us to be beneficial owners of more than 5% of our common stock or Series D preferred stock;

  our principal executive officer and principal financial officer during our most recently completed fiscal year and our three other most highly compensated executive officers who were serving as executive officers at the end of our most recently completed fiscal year, whom we refer to collectively as our “named executives”;

  our directors and each nominee seeking re-election as a director; and

  all of our current executive officers and directors as a group.

     The number of shares beneficially owned by each person listed below includes any shares over which the person has sole or shared voting or investment power as well as shares which the person has the right to acquire on or before May 26, 2009 by exercising a stock option or other right to acquire shares. Unless otherwise indicated, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. For each person listed below, the percentage ownership of common stock set forth under “Percent of Class” was calculated based on the 104,360,625 shares of common stock outstanding on March 27, 2009, plus any shares that person could acquire upon the exercise or conversion of any options, warrants or other rights exercisable or convertible on or before May 26, 2009. The percentage ownership of Series D preferred stock set forth under “Percent of Class” was calculated based on the 115 shares of Series D preferred stock outstanding on March 27, 2009.

		Number of Shares	Percent of
Title of Class	Beneficial Owner	Beneficially Owned	Class
Common Stock
	LFB Biotechnologies, S.A.S.U. (1)
	3, avenue des Tropiques Les Ulis - 91940
	Courtaboeuf Cedex - France	43,456,952	34.04%
	William Harris Investors, Inc. (2)
	191 North Wacker Drive, Suite 1500
	Chicago, IL 60606	5,803,012	5.52%
	Sonora Investment Management, LLC (3)
	2343 E Broadway Blvd, Suite 116
	Tucson, AZ 85719	5,409,111	5.18%
	Geoffrey F. Cox (4)	1,523,948	1.45%
	Robert W. Baldridge (5)	95,075	*
	Kenneth A. Bauer (6)	52,500	*
	Christian Béchon (7)	124,063	*
	Francis J. Bullock (8)	128,710	*
	James A. Geraghty (9)	258,309	*
	Mary Ann Gray (10)	26,000	*
	Michael J. Landine (11)	67,500	*
	Pamela W. McNamara (12)	89,807	*
	Marvin L. Miller (13)	92,084	*
	Alan W. Tuck (14)	104,126	*
	John B. Green (15)	539,789	*
	Harry M. Meade (16)	534,555	*
	Richard A. Scotland (17)	361,013	*
	Daniel S. Woloshen (18)	409,693	*
	All executive officers and directors as a group
	(15 persons)(19)	4,407,172	4.12%
Series D
Preferred Stock
	LFB Biotechnologies, S.A.S.U. (20)	115	100%
____________________

*	Less than 1%.

(1)	Based on information contained in this holder’s Schedule 13D/A filed on December 31, 2008. Includes 20,148,404 shares owned directly, 115,000 shares issuable upon conversion of 115 shares of Series D convertible preferred stock owned directly, and 23,193,548 shares of common stock issuable upon exercise of an outstanding warrant. Does not include 48,387,097 shares issuable upon conversion of the convertible note we issued to LFB Biotechnologies, as described in the section titled “Potential Changes in Control” below this table. LFB Biotechnologies, as a wholly owned subsidiary, shares voting and dispositive power over these securities with its parent, Laboratoire Francais du Fractionnement et des Biotechnologies.

(2)	Based on information contained in this holder’s Schedule 13G/A filed on February 13, 2009. Includes 780,000 shares of common stock issuable upon exercise on and outstanding warrant.

(3)	Based on information contained in this holder’s Schedule 13G/A filed on February 4, 2009.

(4)	Includes 586,517 shares owned directly by Dr. Cox (including 4,000 shares owned jointly with his grandchildren), 49,431 shares beneficially owned by Dr. Cox and held in our 401(k) plan, 4,000 shares held by Dr. Cox indirectly as custodian for his grandchildren and 884,000 shares issuable to Dr. Cox upon the exercise of outstanding options exercisable on or before May 26, 2009.

(5)	Includes 5,075 shares owned directly by Mr. Baldridge and 90,000 shares issuable to Mr. Baldridge upon the exercise of outstanding options exercisable on or before May 26, 2009.

(6)	Includes 52,500 shares issuable to Dr. Bauer upon the exercise of outstanding options exercisable on or before May 26, 2009.

(7)	Includes 86,563 shares owned directly by Mr. Béchon and 37,500 shares issuable to Mr. Béchon upon the exercise of outstanding options exercisable on or before May 26, 2009. Excludes the 43,456,952 shares of common stock beneficially owned by LFB Biotechnologies, of which Mr. Béchon is President and Directeur General. Mr. Béchon is also an executive officer of the parent of LFB Biotechnologies, Laboratoire Francais du Fractionnement et des Biotechnologies, which is wholly owned by the government of France, but he disclaims beneficial ownership of such shares.

(8)	Includes 36,210 shares owned directly by Dr. Bullock and 92,500 shares issuable to Dr. Bullock upon the exercise of outstanding options exercisable on or before May 26, 2009.

(9)	Includes 124,426 shares owned directly by Mr. Geraghty, 1,383 shares beneficially owned by Mr. Geraghty and held in our 401(k) plan and 132,500 shares issuable to Mr. Geraghty upon the exercise of outstanding options exercisable on or before May 26, 2009.

(10)	Includes 11,000 shares owned directly by Dr. Gray and 15,000 shares issuable to Dr. Gray upon the exercise of outstanding options exercisable on or before May 26, 2009.

(11)	Includes 67,500 shares issuable to Mr. Landine upon the exercise of outstanding options exercisable on or before May 26, 2009.

(12)	Includes 22,307 shares owned directly by Ms. McNamara and 67,500 shares issuable to Ms. McNamara upon the exercise of outstanding options exercisable on or before May 26, 2009.

(13)	Includes 24,584 shares owned directly by Mr. Miller and 67,500 shares issuable to Mr. Miller upon the exercise of outstanding options exercisable on or before May 26, 2009.

(14)	Includes 27,126 shares owned directly by Mr. Tuck, 7,000 shares held by Mr. Tuck in his Individual Retirement Account and 70,000 shares issuable to Mr. Tuck upon the exercise of outstanding options exercisable on or before May 26, 2009.

(15)	Includes 156,170 shares owned directly by Mr. Green, 59,218 shares beneficially owned by Mr. Green and held in our 401(k) plan, and 324,401 shares issuable to Mr. Green upon the exercise of outstanding options exercisable on or before May 26, 2009.

(16)	Includes 170,212 shares owned directly by Dr. Meade, 53,028 shares beneficially owned by Dr. Meade and held in our 401(k) plan, and 311,315 shares issuable to Dr. Meade upon the exercise of outstanding options exercisable on or before May 26, 2009.

(17)	Includes 117,974 shares owned directly by Mr. Scotland, 46,039 shares beneficially owned by Mr. Scotland and held in our 401(k) plan, and 197,000 shares issuable to Mr. Scotland upon the exercise of outstanding options exercisable on or before May 26, 2009.

(18)	Includes 114,825 shares owned directly by Mr. Woloshen, 52,868 shares beneficially owned by Mr. Woloshen and held in our 401(k) plan, and 242,000 shares issuable to Mr. Woloshen upon the exercise of outstanding options exercisable on or before May 26, 2009.

(19)	Excludes the 43,456,952 shares of common stock beneficially owned by LFB Biotechnologies, of which Mr. Béchon is President and Directeur General.

(20)	LFB Biotechnologies, as a wholly owned subsidiary, shares voting and dispositive power over these securities with its parent, Laboratoire Francais du Fractionnement et des Biotechnologies. Mr. Béchon is an executive officer of both companies, but he disclaims beneficial ownership of the shares. See Note (7) above in this table.

Potential Change in Control

     In addition to the securities beneficially owned and set forth in the table above, LFB Biotechnologies S.A.S.U. holds a $15 million convertible note that we issued to LFB in December 2008. LFB financed its purchase of the $15 million convertible note from the cash reserves of its parent company, Laboratoire Francais du Fractionnement et des Biotechnologies, a société anonyme established under the laws of France. On or before June 1, 2009, we have the right to redeem the note at a price equal to 100% of the outstanding principal amount plus accrued and unpaid interest. After June 1, 2009, LFB will have the right to convert all or a portion of the note into a total of 48,387,097 shares of our common stock at a conversion price equal to $0.31 per share. Based on the number of shares of common stock outstanding on March 27, 2009, if LFB fully exercised its warrant, fully converted the note (which is not convertible before June 1, 2009) and retained its common stock and Series D Preferred Stock, it would then own approximately 52.17% of our outstanding shares of common stock on an as-converted basis.

     Upon conversion of the note by LFB, and as long as LFB owns at least 21% of our outstanding common stock on an as-converted basis, LFB will have the right to designate one or more directors, in addition to its current designee on our Board, in proportion to its equity ownership. For this purpose, equity ownership includes common stock held by LFB, and common stock issuable to LFB upon its conversion of convertible preferred stock and currently convertible debt. The number of directors that LFB would designate would equal the product, rounded up to the nearest whole number, of LFB’s equity ownership multiplied by the total number of directors on our Board (including LFB’s designated directors).

     For more information on our related party transactions with LFB in 2008, see the section of this proxy statement titled “LFB Biotechnologies S.A.S.U.” under the “Related Person Transactions” section.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons owning more than 10% of any class of our registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of those reports. Based solely upon our review of copies of reports received by us or written representations from reporting persons that no reports were required, we believe that during the fiscal year ended December 28, 2008, our directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements, except in the following instances: In February 2008, Mr. Béchon and LFB Biotechnologies, S.A.S.U. each filed one late Form 4 reporting one transaction that occurred earlier that same month, and in December 2008, Mr. Béchon and LFB Biotechnologies, S.A.S.U. each filed one late Form 4 reporting two transactions that occurred earlier that same month.

PROPOSAL 1 –
ELECTION OF DIRECTORS

     Shareholders are being asked to elect four members to our Board of Directors. Our Board has currently fixed the number of directors at eleven. Under our Amended and Restated Articles of Organization, as amended, our Board is divided into three classes with staggered three year terms, with each class being as nearly equal in number of directors as possible. The directors in each class serve a term of three years and until their successors are elected and qualified.

     At the upcoming annual meeting each of the four following directors has been nominated to serve a term of office of three years and until a successor is elected and qualified:

  Kenneth A. Bauer

  Christian Béchon

  Pamela W. McNamara

  Marvin L. Miller

     Each nominee has consented to such nomination and is expected to stand for election. However, if any nominee is unable to serve, proxies will be voted for any replacement candidate recommended by our Nominating and Governance Committee and nominated by our Board. Biographical information for each of the nominees is set forth below under “Director Biographical Information.”

Vote Required

     Each director nominee must be elected by a plurality of votes cast. Votes withheld and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the elections under this Proposal 1.

Recommendation of our Board of Directors

Our Board recommends that shareholders vote “FOR” the election of each of the nominees for director.

DIRECTOR BIOGRAPHICAL INFORMATION

     Set forth below is biographical information about the nominees for director whose terms expire at the 2009 annual meeting and the two other classes of our current directors whose term of office will continue after the meeting.

Present
Term
Name and Age	Business Experience and Other Directorships	Expires
Kenneth A. Bauer* Age: 59

Dr. Bauer has served as a director since December 2004. He has been Director of Thrombosis Clinical Research at Beth Israel Deaconess Medical Center since 1997 and has been a Professor of Medicine at Harvard Medical School since 2004, where he has been on the faculty since 1982. He has also been Chief of the Hematology Section at VA Boston Healthcare System since 1999. Dr. Bauer’s research interests include development of novel laboratory techniques for the detection of prothrombotic states and clinical evaluation of new antithrombotic drugs. Dr. Bauer is the former Chairman of the Council for the International Society on Thrombosis and Haemostasis. Dr. Bauer received his Bachelor and Master of Science degrees from the Massachusetts Institute of Technology, and obtained his medical education at Stanford University School of Medicine. He completed subspecialty training in medical oncology and hematology at Dana Farber Cancer Institute and Beth Israel Hospital in Boston.

2009

Christian Béchon* Age: 49

Mr. Béchon has served as a director since December 2006, when he was designated as a director by LFB Biotechnologies, S.A.S.U., pursuant to LFB’s designation right, which we granted to them in connection with the Stock and Note Purchase Agreement between us and LFB dated September 29, 2006. He is Chairman and Chief Executive Officer of Laboratoire Francais du Fractionnement et des Biotechnologies S.A. and Directeur General of LFB. Prior to joining LFB, Mr. Béchon was a consultant for the Boston Consulting Group from January 2005 to January 2006. He was a senior judge in the Court of Accounts from May 2004 to January 2005. Mr. Béchon was Chief of Staff with the French Ministry of Industry from May 2002 to May 2004.

2009

Pamela W. McNamara* Age: 51

Ms. McNamara has served as a director since July 2002. Since February 2009, Ms. McNamara has been President of Cambridge Consultants, Inc., a company that develops products and creates and licenses intellectual property in medical technology, wireless communications, defense and other technologies. From October 2003 through September 2008, Ms. McNamara was Chief Executive Officer of CRF, Inc., a clinical trial data management and mobile technology company. Prior to joining CRF, Ms. McNamara was a private consultant. Ms. McNamara was appointed Chief Executive Officer of Arthur D. Little, Inc., a global management and technology firm, from 2001 to February 2002, to develop plans to restructure, reorganize or divest the firm’s viable business units. In February 2002, Arthur D. Little filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code to provide a framework under which these plans could be executed. Ms. McNamara served as Managing Director of Arthur D. Little from 1997 to 2001, and had been a partner since 1992, focusing on the pharmaceutical and biotechnology industries.

2009

____________________

*     A current nominee for election as director.

		Present
		Term
Name and Age	Business Experience and Other Directorships	Expires
Marvin L. Miller* Age: 72

Mr. Miller has served as a director since October 2002. Mr. Miller is a private consultant. Mr. Miller was Executive Chairman of Onconova Therapeutics, Inc. from 2002 to 2006. Mr. Miller retired in 2002 as President and Chief Executive Officer of Nextran, a subsidiary of Baxter Healthcare Corporation. Before joining Nextran in 1995, Mr. Miller served as Vice President of Biotechnology Licensing for the Pharmaceutical and Agricultural Divisions of American Cyanamid Company since 1987. Previously, Mr. Miller was a Vice President of Johnson & Johnson International from 1983 to 1986. Mr. Miller is also a director of Unigene Laboratories, Inc. and Tepnel Life Sciences, Plc., both biotechnology companies, and the National Center for Genome Resources, a non-profit research center.

		2009

Robert W. Baldridge Age: 74	Mr. Baldridge has served as a director since 1994. He provided consulting services to us from October 1994 to October 2000 and has served as an independent business consultant since June 1988. Mr. Baldridge served as Chief Executive Officer and Chairman of TSI Corporation from 1993 to 1994.	2010

James A. Geraghty Age: 54	Mr. Geraghty has served as a director since February 1993, and held the role of Chairman of our Board of Directors from January 1998 to July 2001. He has served as Senior Vice President of Genzyme Corporation since January 2001, and prior to that served as President of Genzyme Europe from July 1998 to December 2000. Mr. Geraghty was our President and Chief Executive Officer from our incorporation in February 1993 until July 1998.	2010

Michael J. Landine Age: 55

Mr. Landine has served as a director since December 2004. As Senior Vice President, Corporate Development, Mr. Landine currently guides all areas of corporate development at Alkermes, Inc., a biotechnology company, having been appointed Vice President, Corporate Development in 1999. Mr. Landine joined Alkermes in 1988 as Vice President and Chief Financial Officer, a position he held for ten years. Previously, he was the Chief Financial Officer of The Walker Magnetics Group, Inc., an international manufacturer of industrial equipment. Mr. Landine is a director of Expressive Constructs, Inc., a privately-held life sciences company, and Kopin Corporation, Inc., a manufacturer of high definition imaging products. He is also an advisor to the Board of Directors of The Walker Magnetics Group, Inc. Mr. Landine received a B.S. in Accounting from Bentley College and is a Certified Public Accountant.

		2010

Francis J. Bullock Age: 72	Dr. Bullock has served as a director since 1994. Dr. Bullock is a self-employed independent consultant. He was a senior consultant with Arthur D. Little, Inc. and with Strategic Decisions Group from September 1993 to March 2003, and Senior Vice President, Research Operations at Schering-Plough Research Institute from 1981 until August 1993. Dr. Bullock is also a director of Array Biopharma, Inc., a biopharmaceutical company.	2011

____________________

*     A current nominee for election as director.

		Present
		Term
Name and Age	Business Experience and Other Directorships	Expires
Geoffrey F. Cox Age: 65

Dr. Cox has served as our Chairman of the Board, Chief Executive Officer and President since July 2001, after being elected a director in May 2001. From 1997 to June 2001, he was Chairman and Chief Executive Officer of Aronex Pharmaceuticals, Inc., a biotechnology company. In 1984, Dr. Cox joined Genzyme Corporation in the U.K. and, in 1988, became Senior Vice President of Operations in the United States. Subsequently, Dr. Cox was promoted to Executive Vice President of Operations of Genzyme, and was also responsible for the pharmaceutical, diagnostic and genetics business units until 1997. Prior to joining Genzyme, Dr. Cox was General Manager of the U.K. manufacturing operations for Gist-Brocades. Dr. Cox also serves as a non-executive Chairman of the Board of Nabi Biopharmaceuticals and serves on the Board of the Biotechnology Industry Organization and the Board of the Massachusetts Biotechnology Council. Dr. Cox received a Ph.D. in Biochemistry from the University of East Anglia U.K. and a BSc (Hons) in Biochemistry from the University of Birmingham U.K.

		2011

Mary Ann Gray Age: 56

Dr. Gray has served as a director since December 2007. Since July 2003, Dr. Gray has been President of Gray Strategic Advisors, LLC, a strategic planning and advisory firm for biotechnology companies. She also is a director of Telik, Inc., Dyax Corp., and Acadia Pharmaceuticals, all of which are biotechnology companies. Previously, Dr. Gray was Portfolio Manager of Federated Kaufmann Fund from 1999 to July 2003. Dr. Gray has also been a senior biotechnology analyst at Raymond James & Associates, Warburg Dillon Read, and Kidder Peabody & Company. Dr. Gray served as a senior scientist at Schering-Plough Research and NeoRx Corporation.

		2011

Alan W. Tuck Age: 60	Mr. Tuck has served as a director since 1993. He is a partner of The Bridgespan Group, a nonprofit consulting organization where he has worked since April 2001. Mr. Tuck retired in June 2000 as Chief Strategic Officer of Organogenesis Inc., a tissue engineering firm where he had been since July 1997. From February 1992 through May 1996, Mr. Tuck was President and Chief Executive Officer of T Cell Sciences, Inc. Mr. Tuck is also a director of Apogee Technology, Inc., a developer of nanotechnology products.	2011

PROPOSAL 2 –
INCREASE THE NUMBER OF SHARES UNDER THE 2002 EQUITY PLAN

Proposal

     Shareholders are being asked to approve an amendment to our 2002 Equity Plan to add 2,000,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) to the shares available for issuance under the 2002 Equity Plan. Our Board has adopted the provisions included in the proposed amendment as set forth in this Proposal 2, subject to shareholder approval at the annual meeting.

Reasons for Amendment

     We are seeking shareholder approval of an increase in the reserve of shares available under the 2002 Equity Plan because we currently have only 600,231 shares available for future awards under the 2002 Equity Plan. As part of our compensation program, as described in more detail in the executive compensation section of this proxy statement, we propose to pay our executive officers and other employees a portion of individual performance bonuses for 2008 performance in shares of bonus stock in lieu of cash payments, subject to approval of this proposal by our shareholders. The shares of common stock used to pay such bonuses total 1,781,766 shares. If our shareholders approve this amendment to the 2002 Equity Plan, the shares will be awarded and paid pursuant to the 2002 Equity Plan. By paying a portion of these performance bonuses in shares of common stock we believe we are able to effectively reward, motivate and retain our employees while helping to preserve our existing cash balances. If we do not receive shareholder approval for an increase to the 2002 Equity Plan, then our Compensation Committee has reserved to itself the right to review the circumstances of the business at that time and determine whether to pay all or any portion of the bonuses in cash. Additional information regarding the proposed allocation of these shares is set forth in the “New Plan Benefits Table” below.

     An increase of 2,000,000 shares in the number of shares available for issuance under the 2002 Equity Plan, in addition to any other shares which may become available under the current terms of the 2002 Equity Plan, would cover the shares issued as bonus awards to our employees as part of their 2008 compensation, in lieu of cash payments. We believe that such an increase would also still provide us with a sufficient reserve of equity awards under the 2002 Equity Plan for our planned awards during the remainder of 2009 to newly-hired employees essential to our long-term growth and success.

     As is the case for most biotechnology companies, equity awards are a significant component of the compensation we pay to our employees and allow us to preserve available cash for other corporate uses. In light of the intense competition among our competitors, and biotechnology companies in general, for top scientists, researchers, and other skilled employees, our Compensation Committee strongly believes that we must be able to grant meaningful equity awards broadly among our employees in order to attract and retain top talent and help provide for our long-term success, and that our ability to make these grants is in the best interests of our shareholders. The Compensation Committee also believes that equity awards granted pursuant to the 2002 Equity Plan to eligible non-employee directors similarly help to attract and retain quality directors and align those directors’ financial interests with our success by promoting director ownership of our equity.

Summary of the 2002 Equity Plan

     The following is a summary description of the principal terms of the 2002 Equity Plan. It is subject to, and qualified by, the actual provisions of the 2002 Equity Plan, a copy of which was filed as Exhibit 10.1 to our Current Report on Form 8-K (File No. 0-21794) filed on December 16, 2008.

     Background

     The 2002 Equity Plan was initially approved by our Board and our shareholders in 2002. The 2002 Equity Plan replaced our amended and restated 1993 Equity Incentive Plan, referred to as the 1993 Plan, which expired in 2003. An amendment and restatement of the 2002 Equity Plan was approved by our Board and our shareholders in 2004. A further amendment and restatement of the 2002 Equity Plan was approved by our Board and our shareholders in 2007. The 2002 Equity Plan was most recently amended upon the receipt of approval of our shareholders in December 2008. The 2002 Equity Plan is currently the only equity incentive plan we have under which we may make equity-based awards.

     We are currently authorized to issue up to approximately 11,794,539 shares of common stock, including shares added from expired, terminated or forfeited awards under the 1993 Plan (subject to adjustment in the event of stock splits or other similar events) pursuant to awards granted under the 2002 Equity Plan. As of March 31, 2009, after taking into account our annual option awards for 2008, under the 2002 Equity Plan we had:

  1,839,816 shares of common stock issued and outstanding from 2002 Equity Plan issuances;

  7,702,719 shares of common stock subject to outstanding options, at a weighted average exercise price of $1.12 per share, and 710,775 shares of common stock subject to outstanding restricted stock units; and

  600,231 shares of common stock remaining available for future grants.

     Under the 2002 Equity Plan, shares of common stock subject to awards made under the 1993 Plan that expire, are terminated or are forfeited, up to a maximum of 2,178,388 shares, are added to the number of shares available for issuance under the 2002 Equity Plan. As of March 31, 2009 approximately 861,191 of these shares had been added to the 2002 Equity Plan as a result of the expiration, termination or forfeiture of awards under the 1993 Plan. We do not believe that additional shares that may subsequently become available from the 1993 Plan will be a reliable or sufficient source of shares to effectively administer the 2002 Equity Plan.

     Our 2002 Equity Plan also contains a mechanism for automatic annual increases in the number of shares of our common stock available for issuance under the 2002 Equity Plan on December 31 of each year. The increase is equal to the lesser of 1,500,000 shares or such other amount as determined by the Board; provided that no increase shall cause the maximum number of shares issuable under the 2002 Equity Plan to exceed the lesser of:

(i)	10% of our capital stock outstanding on the applicable increase date, including for this purpose outstanding shares of common stock, shares of capital stock immediately convertible into common stock and convertible debt securities that are immediately convertible into our common stock without requiring additional cash payment by the holder, or

(ii)	15,000,000 shares (subject to adjustment in the event of stock splits and other similar events).

     If any award expires, or is terminated unexercised, or is forfeited or settled in cash or in a manner that results in fewer shares outstanding than were initially awarded, the shares that would have been issuable will again be available for awards granted under the 2002 Equity Plan.

     Awards

     The 2002 Equity Plan provides for the following categories of awards:

     Stock Options. Our Compensation Committee may grant options to purchase shares of common stock that are either incentive stock options, or ISOs, eligible for the special tax treatment described below or nonstatutory stock options. No option may have an exercise price that is less than the fair market value of the common stock on the date of grant or a term of more than ten years. An option may be exercised by the payment of the option price in cash or with such other lawful consideration as our Compensation Committee may determine, including by delivery or attestation of ownership of shares of common stock valued at their fair market value on the date of delivery, and for consideration received by us under a broker-assisted cashless exercise program.

     Restricted Stock. Our Compensation Committee may grant shares of common stock that are only earned if specified conditions, such as a completing a term of employment or satisfying pre-established performance goals, are met and that are otherwise subject to forfeiture. Shares of restricted stock may not be sold, transferred or otherwise encumbered until earned, unless the Compensation Committee provides otherwise.

     Restricted Stock Units. Our Compensation Committee may grant the right to receive shares of common stock in the future, also based on meeting specified conditions and subject to forfeiture. These awards are to be made in the form of “units,” with each unit representing the equivalent of one share of common stock, although they may be settled in either cash or stock. Restricted stock unit awards would represent an unfunded and unsecured obligation of ours. In the discretion of the Compensation Committee, units may be awarded with rights to the payment of dividend equivalents.

     Unrestricted Stock. Our Compensation Committee may grant shares of common stock that are not subject to restrictions or forfeiture. Historically, these shares have been awarded only in lieu of an otherwise earned cash bonus amounts.

     Stock Appreciation Rights. Our Compensation Committee may grant stock appreciation rights, or SARs, where the participant receives cash, shares of common stock, or other property, or a combination thereof, as determined by the Compensation Committee, equal in value to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of a SAR may not be less than the fair market value of the common stock on the date of grant or in the case of a tandem SAR, the exercise price of the related option.

     Awards under the 2002 Equity Plan may contain such terms and conditions consistent with the 2002 Equity Plan as our Compensation Committee in its discretion approves. In setting the terms of each award, except as noted above, the Compensation Committee has full discretion to determine the number of shares or units subject to the award, the exercise price or other consideration, if any, to be paid by the participant, the term and exercise period of each option granted, the conditions under which and the time or times at which an option becomes exercisable or under which the option, shares or units may be forfeited to us, and the other terms and conditions of the award. Our Compensation Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant’s rights or cash settlement if we undergo a change-in-control. The terms and conditions of awards need not be the same for each participant. In general, our Compensation Committee has discretion to administer the 2002 Equity Plan in the manner that it determines, from time to time, is in our best interest.

     The maximum aggregate number of shares that may be granted to a 2002 Equity Plan participant in any fiscal year is 400,000 (600,000 in the case of a new hire) shares, subject to adjustment for changes in capitalization. Incorporation of these limits are intended to qualify awards as performance-based compensation that is not subject to the $1 million limit on the Federal income tax deduction we may take for compensation paid to certain senior officers.

     Eligible Participants

     Our and our affiliates’ employees, consultants and directors are eligible to participate in the 2002 Equity Plan. Actual participants are chosen by our Compensation Committee. As of March 31, 2009, we had approximately 155 employees, and ten non-employee directors. We have not granted any awards to consultants since 2002.

     Administration

     The 2002 Equity Plan is administered by our Compensation Committee. Awards under the 2002 Equity Plan are granted at the discretion of the Compensation Committee, which determines the recipients and establishes the terms and conditions of each award, including the exercise price, the form of payment of the exercise price, the number of shares subject to options or other equity rights and the time at which options become exercisable. Our Compensation Committee may delegate to one or more officers the power to make awards to employees who are not executive officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     Our Compensation Committee has adopted guidelines for the number of annual and new hire options awarded to our employees, other than employees who are subject to Section 16 of the Exchange Act. These guidelines are based on the salary grade of the employee and provide for the grant of ISOs at fair market value on the date of grant. Our Compensation Committee has delegated to our Chief Executive Officer the power to make awards under the 2002 Equity Plan, in amounts consistent with the guidelines, to employees that are not subject to Section 16 of the Exchange Act. Our Compensation Committee may change the guidelines at any time.

     Adjustments

     The number and kind of shares that have been, or may be, issued and the exercise price of any awards granted pursuant to the 2002 Equity Plan are subject to adjustment by our Compensation Committee to reflect stock dividends, mergers, recapitalizations, or other changes affecting our common stock. If our Compensation Committee determines that we have undergone a change-in-control, it may accelerate any time period relating to exercise or payment, provide for payment in cash or other property with a fair market value equal to that amount that would have been received upon exercise, adjust terms, cause awards to be assumed or substituted by another entity or make such other provision as the Compensation Committee may consider equitable to the participants and in our best interests. Our Compensation Committee also has the authority to determine the effect on awards of a participant’s retirement, disability, death or other termination of employment, including the time periods relating to exercise or payment of the awards.

     Amendment or Termination

     Our Board may amend the 2002 Equity Plan, subject to any shareholder approval, as it determines to be necessary or advisable. Subject to the special limitations on the repricing of stock options which require shareholder approval, our Compensation Committee has authority to amend outstanding awards, including changing the date of exercise and converting an ISO to a nonstatutory stock option, if the Compensation Committee determines that:

  such action would not materially and adversely affect the participant;

  the award is canceled and the participant receives the net value in cash or other property of what would have been received upon exercise;

  the change reduces the benefit of a performance-based vesting award; or

  our Compensation Committee determines that such action is reasonably necessary to comply with any regulatory, accounting, or stock market listing requirement.

     Unless terminated earlier by our Board or extended by approval of our shareholders of the proposed amendment of the 2002 Equity Plan at the annual meeting, no further awards may be granted under the 2002 Equity Plan after December 10, 2018, which is the tenth anniversary of the approval of the most recent amendment of the 2002 Equity Plan. If the proposed amendment is approved, awards may be made until the tenth anniversary of that approval.

U.S. Federal Income Tax Consequences Relating to Awards

     The following is a brief summary description of the material United States federal income tax consequences relating to awards granted pursuant to the 2002 Equity Plan based on the applicable tax law in effect as of the date of this proxy statement.

     Incentive Stock Options. A participant who receives an ISO award, known as an optionee, does not realize taxable income for regular tax purposes upon the grant or exercise of an ISO under the 2002 Equity Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to us for federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee in the year of option exercise.

Under current tax laws, the optionee would pay the greater of the regular tax liability or the alternative minimum tax liability. In certain circumstances, optionees may recover all or substantially all of the alternative minimum tax liability created due to the exercise of an ISO in later tax years, including the year of sale of the shares. If shares of common stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) we are entitled to deduct such amount. Any further gain realized is taxed as a short or long-term capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise may avoid the alternative minimum tax consequences of the exercise of an ISO.

     Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and (b) we receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short or long-term capital gain or loss and will not result in any further deduction by us.

     Restricted Stock. Generally, a recipient will be taxed at the time the conditions to earning the award are met. The excess of the fair market value of the shares at that time over the amount paid, if any, by the recipient for the shares will be treated as ordinary income. The recipient may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we receive a tax deduction for the amount reported as ordinary income to the recipient, subject to the limitations of Internal Revenue Code Section 162(m) discussed below. Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as a short or long-term capital gain or loss and will not result in any further deduction by us.

     Unrestricted Stock. Generally, a recipient will be taxed at the time of the grant of the award. The fair market value of the shares at that time will be treated as ordinary income. We receive a tax deduction for the amount reported as ordinary income to the recipient subject to the limitations of Internal Revenue Code Section 162(m). Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

     Restricted Stock Units. A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. Subject to the limitations of Internal Revenue Code Section 162(m), we receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

     Internal Revenue Code Section 162(m). United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next three highest paid executive officers (other than the chief executive officer and principal financial officer) (each, a “covered employee”) unless the compensation is “performance-based” as defined in Internal Revenue Code Section 162(m). Stock options and SARs granted under an equity compensation plan are performance-based compensation if (a) shareholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options or SARs are granted by a committee consisting solely of outside directors, and (c) the stock options or SARs have an exercise price that is not less than the fair value of common stock on the date of grant.

     Our Compensation Committee has designed the 2002 Equity Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs granted to covered employees.

     In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by our Compensation Committee be approved and periodically reapproved by shareholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Compensation Committee.

     Our Compensation Committee has approved the following list of business criteria upon which it may establish performance goals for deductible performance-based awards made to covered persons: (a) increases in the price of the common stock, (b) product or service sales or market share, (c) revenues, (d) return on equity, assets, or capital, (e) economic profit (economic value added), (f) total shareholder return, (g) costs, (h) expenses, (i) margins, (j) earnings or earnings per share, (k) cash flow, (l) cash balances, (m) customer satisfaction, (n) operating profit, (o) research and development progress, (p) clinical trial progress, (q) licensing, (r) product development, (s) manufacturing, or (t) any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on our performance generally. Our Compensation Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Compensation Committee may deem relevant.

New Plan Benefits

     If the amendment to the 2002 Equity Plan is approved, our Compensation Committee will be able to grant awards to eligible participants at its discretion. Consequently, except for the exceptions noted below, it is not possible to determine at this time the amount or dollar value of awards to be provided under the 2002 Equity Plan should this proposal be approved.

     If this proposal is approved, we would designate 2,000,000 shares available for issuance under the 2002 Equity Plan and award approximately 1.7 million of them as shares of bonus stock to our executive officers and employees as part of their individual performance bonuses for 2008. The Compensation Committee has already reserved these shares of bonus stock and, contingent upon such shareholder approval, has awarded them.

     Additionally, in May 2007, the Compensation Committee adopted a proposal to grant to each individual director who may thereafter become a non-employee director, automatically upon his or her election or reelection to a three-year term at the annual meeting of shareholders (commencing with the 2007 annual meeting) non-qualified stock options. Each such qualifying director will be awarded non-qualified stock options to purchase 45,000 shares of common stock, with 15,000 of those shares vesting each year of such director’s term at a price per share equal to the closing price on the date of grant. Under this standing resolution, each non-employee director who is elected or reelected as a director will be granted such an award.

     The upper portion of the following table sets forth the total amount of awards that have been reserved and will be awarded to each of our executive officers, our executive officer group and our non-executive officer employee group as a portion of their 2008 bonuses, if we obtain shareholder approval of this proposal. The lower portion of the following table sets forth our stock option awards to our non-employee directors that we anticipate will be elected at the 2009 Annual Meeting. The table omits the value of the director awards because such value is based on the price of our common stock on the date of grant and, therefore, is not presently determinable.

New Plan Benefits Table

2002 Equity Plan

	Dollar Value	Number of
Name and Position	($) (1) (2)	Units
Proposed Executive Officer and Employee Stock Awards (3)
Geoffrey F. Cox, Chairman, Chief Executive Officer and President	$86,112	232,736
John B. Green, Senior Vice President, Chief Financial Officer and Treasurer	$36,859	99,619
Harry M. Meade, Senior Vice President, Research and Development	$36,530	98,730
Richard A. Scotland, Senior Vice President, Regulatory Affairs	$30,645	82,825
Daniel S. Woloshen, Senior Vice President and General Counsel	$30,363	82,063
Executive Officer Group (5 persons)	$220,510	595,974
Non-executive Officer Group	$438,743	1,185,792

Annual Awards to Non-employee Directors (4)(5)
Non-executive Director Group	—	180,000
____________________

(1)	Dollar value for proposed executive officer and employee stock awards reflects the $0.37 closing price of our common stock on March 31, 2009, the date the Compensation Committee reserved these shares of bonus stock and, contingent upon shareholder approval of this Proposal 2, has awarded them.

(2)	Dollar value for annual awards to non-employee directors is based on the price of our common stock on the date of grant and, therefore, is not presently determinable.

(3)	Units for the upper portion of the table are shares of bonus stock.

(4)	Units for the lower portion of the table are annual awards of non-qualified stock options to be issued at the 2009 Annual Meeting.

(5)	Assumes the number of board members will remain the same as currently constituted and that the four nominees for director will be elected at the 2009 Annual Meeting. Amount reflects all of the shares subject to each award, which vest in three equal installments over each director’s three-year term.

Equity Awards Granted

     Under the 2002 Equity Plan, which includes for this purpose stock options granted under our predecessor plans, we have granted, as of March 31, 2009, the following equity awards to the individuals and groups indicated:

			Number of Shares
	Number of Stock	Number of Stock	Of Unrestricted
	Options Granted	Options	Stock Granted
	Under 2002	Outstanding Under	Under 2002	Restricted
Named Executives	Equity Plan	1993 Plan (1)	Equity Plan	Stock Units
Geoffrey F. Cox	836,000	425,000	1,000	72,000
Chairman, Chief Executive
Officer and President
John B. Green	355,000	144,401	1,000	36,000
Senior Vice President,
Chief Financial Officer
and Treasurer
Harry M. Meade	375,000	114,315	1,000	36,000
Senior Vice President,
Research and Development
Richard A. Scotland	390,000	—	1,000	36,000
Senior Vice President,
Regulatory Affairs
Daniel S. Woloshen	353,000	58,000	1,000	36,000
Senior Vice President and
General Counsel
All current executive officers as a
group (5 persons)	2,309,000	741,716	5,000	216,000
All current directors who are not
executive officers as a group
(10 persons)	682,500	145,000	—	—
Other employees as a group
(including all current
officers who are not
executive officers	5,735,907	402,736	126,000	502,425
Total Awards to Date (2)	8,727,407	1,289,452	132,000	718,425
____________________

(1)	Includes options granted under our prior 1993 Plan and our 1993 Director Option Plan, both of which were previously merged into the 2002 Equity Plan.

     No person other than those listed above has received more than five percent of the equity awards granted under the 2002 Equity Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of December 28, 2008:

Equity Compensation Plan Information

(c)
Number of securities
remaining available for
future issuance under
	(a)	(b)	equity compensation
	Number of securities to be	Weighted-average	plans (excluding
	issued upon exercise of	exercise price of	securities reflected in
	outstanding options,	outstanding options,	column (a))
Plan Category	warrants and rights	warrants and rights	(3)(4)
Equity compensation
plans/arrangements
approved by
shareholders (1)	100,879,699 (2)	$0.69	969,532
Equity compensation
plans/arrangements
not approved by
shareholders	—	—	—
Total	100,879,699		969,532
____________________

(1)	Includes our prior 1993 Equity Incentive Plan, the 2002 Equity Plan and our 2003 Employee Stock Purchase Plan.

(2)	Excludes purchase rights accruing under the 2003 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) is not determined until the end of each purchase period.

(3)	Includes 945,845 shares issuable under the 2003 Employee Stock Purchase Plan and 23,687 shares issuable under the 2002 Equity Plan, but excludes 1,500,000 additional shares which automatically became issuable under the terms of the 2002 Equity Plan after the end of the 2008 fiscal year.

(4)	Up to 10% of the awards under the 2002 Equity Plan may be issued as restricted or unrestricted stock awards. For purposes of this limitation, awards subject to performance vesting and awards granted in lieu of cash bonuses are disregarded.

Vote Required

     The affirmative vote presenting a majority of the votes cast by holders of shares present, or represented by proxy, and entitled to vote thereon is required to approve this Proposal 2. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not affect the outcome of this Proposal 2.

Recommendation of our Board of Directors

     Our Board of Directors has determined that the amendment of the 2002 Equity Plan to increase the number of shares of common stock available for issuance and recommends that all shareholders vote “FOR” the approval of the Proposal 2 at the annual meeting.

PROPOSAL 3 –
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements since our inception in 1993. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 27, 2009. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2008 and 2007 may be found below in the section titled “Independent Registered Public Accountants’ Fees and Other Matters”. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, shareholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009. If the shareholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our shareholders.

Vote Required

     The ratification of PricewaterhouseCoopers LLP as our independent public accounting firm will require the affirmative vote of a majority of votes cast at the meeting. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not affect the outcome of this Proposal 3.

Recommendation of the Board of Directors

The Board recommends that shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

BOARD OF DIRECTORS AND COMMITTEES

General

     Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. Our Board’s primary responsibility is to oversee management and, in so doing, to serve the best interests of us and our shareholders. Our Board reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on us. Management keeps the directors informed of company activities through regular written reports and presentations at Board and committee meetings.

Independence

     Our Board has determined that Messrs. Baldridge, Geraghty, Landine, Miller and Tuck, Ms. McNamara and Drs. Bauer, Bullock and Gray are “independent directors” under the applicable NASDAQ listing standards.

Board Meetings and Committees

     Our Board held fourteen meetings during fiscal year 2008, nine of which included executive sessions at which no members of management were present. Each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board and all meetings of the committees of the Board on which such director then served, with the exception of Mr. Béchon, who attended 71% of such meetings and Mr. Geraghty who attended 53% of such meetings. Directors are asked to attend each annual meeting of shareholders, barring significant commitments or special circumstances. In 2008 our annual meeting date was rescheduled due to extenuating circumstances, and as a result, only Dr. Cox, Mr. Baldridge and Mr. Tuck were able to attend our 2008 Annual Meeting.

Shareholder Communications

     Any shareholder wishing to communicate with our Board, any committee of the Board or a particular director may do so by sending written correspondence to our principal executive offices, at 175 Crossing Boulevard, Framingham, MA 01702 c/o Vice President, Corporate Communications. All such communications will be delivered to the Board or the appropriate director or committee chair.

     Our Board has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The members of all of our standing committees are independent, non-employee directors.

Audit Committee

     The Audit Committee has authority to select and engage our independent registered public accountants and is responsible for reviewing our audited financial statements, accounting processes and reporting systems and discussing the adequacy of our internal financial controls with our management and our independent registered public accountants. The Audit Committee reviews the performance of the independent registered public accountants in the annual audit and in assignments unrelated to the audit, assesses the independence of the independent registered public accountants, and reviews their fees. The Audit Committee also develops and recommends to the Board a set of related person guidelines applicable to the Board and us and reviews and approves any related person transactions in accordance with those guidelines. The current members of the Audit Committee are Messrs. Tuck (Chair), Baldridge and Landine and Ms. McNamara. Our Board has considered and determined that each of the members of the Audit Committee satisfies the independence and financial literacy requirements under the applicable NASDAQ listing standards. The Board has also determined that Mr. Tuck, who has an M.B.A. degree and has served as the chief executive officer of a biotechnology company, qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. The Board has also noted that Mr. Baldridge has substantial experience in investment banking and consulting and has served as the chief executive officer of a biotechnology company, and that Ms. McNamara has served as the chief executive officer of an international consulting firm and as the chief executive officer of a clinical trial data management and mobile technology company. Mr. Landine is a Certified Public Accountant and has served for over seventeen years as a senior officer of a biotechnology company, including ten years as its chief financial officer.

     The Audit Committee held five meetings during fiscal year 2008. The Audit Committee operates pursuant to a written charter, which is available on the Investor Relations Section of our website at www.gtc-bio.com. For more information about the Audit Committee, see “Report of the Audit Committee” in this proxy statement.

Compensation Committee

     Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, determining the compensation to be paid to our executive officers and administering our equity incentive and stock purchase plans. The current members of the Compensation Committee are Messrs. Bullock (Chair), Bauer, Miller and Tuck and Ms. Gray. The Compensation Committee held six meetings during fiscal year 2008. The Compensation Committee operates pursuant to a written charter, which is available on the Investor Relations section of our website at www.gtc-bio.com. Our Board has determined that all of the Compensation Committee members meet the independence requirements under the applicable NASDAQ listing standards.

Nominating and Corporate Governance Committee

     Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of shareholders and candidates to fill vacancies on the Board. Additionally, the Nominating and Corporate Governance Committee recommends to the Board the directors to be appointed to Board committees. The Nominating and Corporate Governance Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to us and oversees the effectiveness of our corporate governance in accordance with those guidelines. The Nominating and Corporate Governance Committee currently consists of the nine independent directors, Messrs. Bullock, Bauer, Miller, Tuck, Geraghty, Baldridge, Landine and Dr. Gray and Ms. McNamara, each of whom the Board has determined meets the independence requirements under the applicable NASDAQ listing standards. The committee held one meeting during fiscal year 2008, as well as subcommittee meetings. The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available on the Investor Relations section of our website at www.gtc-bio.com.

     The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by shareholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a shareholder in accordance with the provisions of our by-laws relating to shareholder nominations as described in “Deadline for Shareholder Proposals and Director Nominations” below.

     Once the Nominating and Corporate Governance Committee has identified a prospective nominee, a subcommittee of the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the subcommittee with the recommendation of the prospective candidate, as well as the subcommittee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. Based on the recommendation of the subcommittee, the full committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

  whether the prospective nominee meets the independence requirements defined under the applicable NASDAQ listing standards and audit committee financial expert requirements defined under applicable Securities and Exchange Commission rules and regulations;

  the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

  the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

  the extent to which the prospective nominee holds any position that would conflict with responsibilities to us.

     If the Nominating and Corporate Governance Committee’s internal evaluation is positive, the subcommittee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the Board as to whether the candidate should be nominated by the Board, and the Board determines whether to approve the nominee after considering this recommendation and report.

Compensation Committee Interlocks and Insider Participation

     No person serving on the Compensation Committee at any time during fiscal year 2008 was a present or former officer or employee of ours or any of our subsidiaries during that year. During fiscal year 2008, no executive officer of ours served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had an executive officer serving on our Board or Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

     General

     Our Compensation Committee, which consists of five independent directors, is responsible for establishing our compensation philosophy and objectives and implementing them by approving the principal elements of compensation for each of our executive officers. Our Compensation Committee is also responsible for administering all of our equity-based plans, including all plan awards made to our executive officers. Our Compensation Committee acts pursuant to a written charter, a copy of which is available on the Investor Relations section of our website at www.gtc-bio.com.

     In reviewing and determining the elements of compensation and the amount of each element payable to executive officers, our Compensation Committee relies upon survey data from the Radford Biotechnology Survey described below, as well as the business experience of the members of our Compensation Committee and advice that our Compensation Committee seeks from time to time from outside advisors. Our Compensation Committee did not retain compensation consultants for fiscal 2008.

     Philosophy and Objectives of Our Compensation Program

     Our Compensation Committee’s philosophy is to align our compensation program with our goal of building shareholder value, while at the same time assuring that we hire and retain skilled executives who are knowledgeable and experienced in our business. Our Compensation Committee believes that biotechnology is an industry with significant competition for scientific and executive talent and, therefore, that we need to provide a compensation program that is competitive with others in our industry, particularly in our geographic area. The objectives for our named executives’ compensation program are to attract, retain and motivate qualified executives and to give them specific incentives to achieve goals that are designed to advance our broader corporate strategy and that are approved by our Compensation Committee. Specifically, we want to give our named executives incentives to perform as members of an integrated executive team and to achieve designated goals relating to our strategic objectives and financial and operating performance. Accordingly, our named executives’ compensation program is designed to provide:

  current cash compensation that is competitive with other opportunities for our named executives in our industry and that takes into account the cost of living near our headquarters location of Framingham, Massachusetts, which exceeds that of most major suburban areas;

  individual and corporate performance bonuses to encourage effective individual and team performance against our current financial, operating and strategic goals and objectives; and

  equity compensation that provides the potential for our named executives to share in our growth over the long term as they build value for all equity holders.

     In addition, during 2008, our Compensation Committee also implemented programs designed to promote retention of our named executives and other key employees. Our Compensation Committee determines the allocation between total compensation amounts to be paid in cash and those to be awarded in the form of stock and stock options, based in part on our cash position. For example, since early 2007 we have been very focused on conserving cash and, therefore, we deferred increases in salaries for senior executives, including our named executives, and we paid a significant portion of 2007 performance bonuses in shares of our common stock. We have made similar plans to pay a significant portion of 2008 performance bonuses in shares of our common stock if our shareholders approve an increase in the number of shares reserved under our 2002 Equity Plan, as proposed in Proposal 2 above in this proxy statement. The proposed stock portion of 2008 bonuses is reflected in the Summary Compensation Table in the “Stock Awards” column.

     Our Compensation Committee considers its compensation program, in the aggregate, to have achieved its objectives if:

  we are successful in achieving key goals that are consistent with the corporate strategy reviewed and approved annually by our Board, such as obtaining marketing approval of ATryn® in Europe during 2006 and in the United States in February 2009;

  the cash compensation paid to named executives is consistent with their performance; and

  we are successful in retaining our key executives in the face of intense competition for management talent.

     Benchmark Data and Compensation Consultants

     Our named executives’ cash compensation programs are benchmarked against industry survey data compiled by Radford Surveys + Consulting in its annual Radford Biotechnology Survey. This survey groups companies by their number of employees. We do not select the specific biotechnology companies in each grouping in the survey. Based on the size of our operations in the recent past, and the complexity of our operations relative to our stage of development, we have compared the cash compensation of our named executives to the survey’s data for executives of companies with 150 to 499 employees. The Radford survey data we used in 2008 was based on approximately 133 companies in that data group. The number of companies reporting salary data for each position ranged between 37 and 100 companies. We generally try to position each of the compensation elements for our named executives at the 50th percentile of executives with similar lines of responsibility at companies in this benchmark group in the survey.

     While members of our Compensation Committee believe that compensation survey data are useful guides for comparative purposes, they also believe that successful compensation programs require the application of judgment and subjective determinations. To that extent, our Compensation Committee applies its collective judgment in reconciling our compensation program’s objectives for each of our named executives with the realities of marketplace demands for the executive’s position and possible additional or fewer responsibilities relative to the survey group.

     Neither management nor our Compensation Committee has made any significant use of compensation consultants in determining compensation paid to our named executives in 2008.

     Role of Executive Officers in Compensation Decisions

     Our Compensation Committee makes all determinations affecting the compensation for our named executives, including our Chief Executive Officer, or CEO. Our Compensation Committee receives and carefully considers our CEO’s evaluations of all named executives other than himself, as well as his recommendations with respect to all components of compensation of the other named executives. However, our Compensation Committee expressly retains the right to exercise, and regularly does exercise, its discretion in modifying any adjustments or awards recommended by the CEO. In the case of our CEO’s compensation, our Compensation Committee conducts its own evaluation of his performance and does not request any recommendation from our CEO regarding his compensation. The only time that our CEO has made recommendations regarding his compensation has been when he has requested that his salary not be increased, as was the case in 2008 when he requested that his salary and those of his executive team not be increased unless the company achieved a specified cash balance level at year end. In the case of the performance targets for the corporate performance component of cash bonus compensation for named executives and other employees, our CEO proposes targets to our Compensation Committee from which there follows discussion to decide an appropriate set of targets. Our Compensation Committee then seeks input from our Board regarding our strategic priorities and works with our Chief Executive Officer to finalize the key operating and strategic goals against which our Compensation Committee will ultimately evaluate both the individual and team performance of our named executives.

     Elements of our 2008 Executive Compensation Program

     The principal elements of compensation for our named executives during our fiscal year ended December 28, 2008 were:

  base salary;

  a bonus component based on the performance of our business against corporate objectives;

  a bonus component based on individual executive performance;

  annual and other periodic equity awards under our equity incentive plans;

  retention awards of restricted stock, stock options and future cash or stock payments;

  other benefits.

     Base Salaries

     Our Compensation Committee reviews and determines annually the base salaries for each of our named executives relative to Radford survey data for executives with similar titles and responsibilities to those of the named executive. In addition to this data, factors such as each named executive’s salary history and internal pay equity are considered. Base salaries are also typically reviewed upon promotion or other significant change in job responsibilities.

     In February 2008, our Compensation Committee reviewed the base salaries of our named executives and the recent practice of keeping increases in base salaries, if any, at the same percentage level for all named executives. Based on the recommendation of the Chief Executive Officer, the Committee then determined that all of the named executives who were then executive officers would be eligible for a 5% increase in their base salaries at the end of 2008, and a bonus equal to what they would have received if a 5% increase in their base salaries had been in effect on January 1, 2008. These increases and the bonus which would only be implemented and paid if the Company’s designated financing goal for 2008 approved by our Board were achieved by the end of 2008. Because the Company did not achieve the financing goal, the proposed increase in base salaries was never implemented, nor was any such bonus paid.

     Performance Bonus Program

     Our Compensation Committee reviews and determines annually the target amounts for performance bonuses to our named executives. These amounts are defined as a percentage of base salary and each amount can be exceeded by up to 20% for exceptional corporate and individual performance. Our Compensation Committee concurred with management’s recommendation not to change the target bonus amounts for any of our named executives for 2008. The target bonus amount for our Chief Executive Officer in 2008 was 40% of his base salary, and for our other named executives it was 30% of their base salaries. Our Compensation Committee makes its own determination of what portion of potential cash bonus awards should be based on corporate performance and what portion should be based on individual performance. In recent years our Compensation Committee has favored increased weighting toward corporate performance goals in order to emphasize achievement of our strategic objectives and promote the significant teamwork required of our named executive team. Accordingly, in 2008 the potential performance bonuses for each of our named executives were set at two-thirds based on corporate performance and one-third based on individual performance. In addition, in 2008 our Compensation Committee reserved to itself discretion not to pay any bonus for corporate performance if the Company did not achieve goals representing at least 50% of the weighted value of the non-stretch corporate goals for 2008.

     Bonuses for Corporate Performance. Of the two-thirds of the potential bonus in 2008 that was tied to corporate performance, the company-wide goals to measure that performance were determined in early 2008 between our CEO and our chairman of our Compensation Committee, with input from other members of the Compensation Committee and our Board. These goals were based in substantial part on the annual review of our corporate strategy, which our Board and management conduct. The goals for 75% of this portion of the incentive bonus included achievement of the following strategic and operating goals: achieving a specified year-end cash balance; maintaining total annual use of cash in operations to no more than a specified threshold; submitting an accepted Biological License Application (BLA) for ATryn® in the United States; raising specified amounts of additional cash from existing partnering arrangements; raising specified amounts of cash from new partners, which amounts varied depending on the strategic area of our business in which the partnering occurred; entering into a collaboration agreement for ATryn®’s commercialization and further development in the United States; and achieving specified goals in support of development of additional internal programs. All of these goals were considered essential to success in 2008 and to require concerted effort of our named executives to achieve them in 2008. The goals for the remaining 25% of this portion of the incentive bonuses were for achieving higher amounts for year-end cash balance, cash receipts and strategic partnering receipts than specified for the first portion, as well as for accelerated achievement of the key goals for ATryn®, none of which was considered likely when the goals were set in early 2008. These latter goals are referred to as stretch goals and could result in a bonus payment above the targeted level.

     In March 2009, our Compensation Committee reviewed with our CEO and our CFO the 2008 corporate performance against the company-wide goals and determined that corporate goals representing approximately 47% of the target bonus allocated for corporate performance goals for 2008 were achieved, including successful achievement of the filing and acceptance by the FDA of the BLA for ATryn® and the cash burn and cash receipts from existing partnering arrangements, as well as the stretch goal for cash receipts from partners and achievement of priority review of the BLA. Accordingly, the incentive compensation for corporate performance that may be awarded to our named executives for 2008 would result in payments to these executive officers equaling approximately 15% of base salary for the CEO and approximately 11% of base salary for the other named executives. Of these payments, as well as the bonus payments for individual performance discussed below, our committee concurred with management’s recommendation that a designated total amount of bonus and incentive compensation, which equaled approximately 39% of the bonus amounts determined by our committee, be paid in cash and the balance in shares of Company common stock based on the closing price per share of $0.37 on March 30, 2009. However, payment of the full bonus and incentive compensation amounts remain subject to shareholder approval of an increase in the number of shares reserved under our 2002 Equity Plan at our 2009 Annual Meeting of Shareholders. If our shareholders do not approve that increase, our Compensation Committee has reserved to itself the ability to review the circumstances of the business and determine whether to pay all or any portion of the bonus in cash.

     Bonuses for Individual Performance. Of the one-third potential bonus for individual performance in 2007, one half was for performance against specified goals for the executive and one half was determined on purely qualitative criteria such as teamwork and management style. Our CEO determined these goals in each case, except those for himself, which were determined by our Compensation Committee. Unlike our company-wide goals, these goals were used to make subjective assessments of individual performance and, therefore, payments of bonuses for individual performance were considered to be discretionary bonuses and are included in the “Bonus” column of the Summary Compensation Table. After the end of 2008, our CEO evaluated each named executive and presented our Compensation Committee at its March 2009 meeting with a summary of his evaluation and his recommendation regarding the qualitative and quantitative measures of the individual performance component. Our committee reviewed the relative performance and the recommended bonus for each named executive across the entire group of executives, including our CEO. Our Committee then determined bonuses for our named executives based on their individual performance against individual goals and our Committee’s determination, in its sole discretion, of what would be an appropriate level of executive bonuses in light of our company’s financial position. After taking into account our Committee’s determination to reduce the total bonus and incentive compensation in light of our company’s current circumstances, the bonus compensation for individual performance awarded to our named executives for 2008 equaled approximately 12% of base salary for our CEO and approximately 7% to 9% of base salary for our other named executives.

     In addition to the portion of our annual performance bonuses that from time to time have been paid in shares of our common stock as noted above, our Compensation Committee considers equity awards to be an important part of total compensation for our named executives. Annual and periodic equity awards, including stock options awards upon hiring, provide them long-term incentives. The purpose of these awards is to:

  highlight and reinforce the mutual, long-term alignment of interests between employees and the shareholders;

  provide incentive for our named executives to create value over the long term; and

  assist in the attraction and retention of important key executives, managers and individual contributors who are essential to growth and development of our business.

     Annual Option Awards. In February 2008, after establishing a pool of shares for our Chief Executive Officer to use to award options to our non-executive employees, our Compensation Committee approved annual stock option awards to each of our named executives. These stock option awards were determined by our Compensation Committee based on the members’ own judgment and general knowledge of equity award practices in the biotechnology industry, but without reference to any specific benchmarks. Our Compensation Committee generally intends our equity awards to reflect the significance of each named executive’s current and anticipated contributions to our overall performance. For each stock option award, 20% vested immediately and the balance vests 20% annually over four years. The exercise price per share of the stock options is equal to the last sale price of a share of our common stock on the Nasdaq Global Market on the date of grant. Prior to the exercise of a stock option, our named executives have no rights to vote the underlying shares or receive any distributions that might be made with respect to the shares.

     Our Compensation Committee typically makes annual equity awards in connection with the regular Board meeting in February of each year. In 2008, however, our Compensation Committee had an additional follow-up meeting in March before it finalized all elements of compensation for our named executives, including approval and pricing of the 2008 stock option awards, after we had released our financial results for 2008.

     Retention Plan Awards. In June 2008, our Compensation Committee approved and adopted our 2008 Retention Incentive Plan, referred to as the Retention Plan, to encourage the continued employment of our executive officers and other personnel through the grant of equity awards and other payments conditioned on continued employment with GTC. Participants in the Retention Plan, including our named executives, received two awards of restricted stock units pursuant to our 2002 Equity Plan. The first award for our named executive officers was made on July 1, 2008, and the second award was made effective as of January 2, 2009 upon the automatic addition of more shares to our 2002 Equity Plan at the end of 2008. The restricted stock units awarded under the Retention Plan will not become vested and settle until June 30, 2009, provided that the participant remains an employee until that date. If we terminate a participant’s employment without cause (as provided in the Retention Plan) prior to June 30, 2009, all of the participant’s restricted stock units will become fully vested on the date of the participant’s termination of employment. Our named executives and other participants who remain in our employ through March 31, 2010 will also receive a specified retention payment under the Retention Plan, payable at the discretion of our Compensation Committee either in a lump sum cash payment or in shares of our Common Stock. If the payment is made in shares of Common Stock, the plan provides for specified minimum valuation levels of our Common Stock above the current market price to be used in determining the number of shares to be issued in lieu of cash, which valuation levels are higher for our named executives. If we terminate a named executive’s employment without cause prior to March 31, 2010, the participant will be entitled to receive his or her retention payment within 30 days following the date of termination of employment.

     On November 4, 2008, our Compensation Committee approved and adopted a further retention plan, referred to as the Supplemental Retention Plan, which was approved by our shareholders on December 10, 2008. The establishment of this retention plan, which followed the departure of two senior executives in 2008, was also a required condition for the closing of the transactions under the Convertible Note and Warrant Purchase Agreement that we entered into with LFB Biotechnologies in October 2008. The purposes and administration of the Supplemental Retention Plan, and the eligible participants, are the same as for the original Retention Plan.

Eligible participants under the Supplemental Retention Plan, including our named executives, received stock options with a term of five years and an exercise price equal to the $0.31 conversion price of the convertible note and warrants issued to LFB under the Convertible Note and Warrant Purchase Agreement. The stock options will vest in two equal installments on each of September 30, 2009 and June 30, 2010, provided that the recipient remains our employee until these dates. If we terminate a participating named executive’s employment without cause (as provided in the Supplemental Retention Plan) prior to June 30, 2010, all of his stock options granted pursuant to the Supplemental Retention Plan shall become fully vested on the date of his termination of employment.

     Other Benefits

     We provide our named executives the same medical, dental, disability insurance and life insurance as we provide to all our employees, and they may participate in our 401(k) Savings Plan. We do not provide any material perquisites to our named executives.

     Named Executive Agreements

     In prior years, as any of our named executives were hired by us or promoted to be executive officers, we entered into agreements with them pursuant to which they will be entitled to receive severance benefits upon termination by us without cause or upon the occurrence of certain enumerated events following a change-in-control. These agreements generally renew automatically from year to year, and in 2008 there was no adjustment in any of these agreements. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See the section entitled “Severance and Change-in-Control Agreements and Provisions” below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executives can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change-in-control, (ii) assure the named executives’ objectivity in considering shareholders’ interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change-in-control, and (iv) attract and retain key executive talent during uncertain times.

     Impact of Tax and Accounting Issues

     Compensation Deductibility

     Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of $1 million paid to its Chief Executive Officer and its next three highest compensated officers (not including the Chief Executive Officer or the principal financial officer). This provision excludes certain types of “performance based compensation” from the compensation subject to the limit. Our Compensation Committee did not pay any covered employee a salary and bonus for 2008 that exceeded $1 million. In addition, our 2002 Equity Plan contains an individual annual limit on the number of shares that may be granted within any fiscal year to any “covered employee” under Section 162(m) so that such awards if intended to qualify as “performance based” compensation may so qualify for the exclusion from the limitation on deductibility for performance-based compensation. Our Compensation Committee believes, however, that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our shareholders. Given our industry and business, as well as the competitive market for outstanding executives, our Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, our Compensation Committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

     Accounting for Stock-Based Compensation

     Beginning on January 1, 2006, we began accounting for stock-based payments, including awards under our 2002 Equity Plan, in accordance with SFAS 123(R).

Compensation Committee Report

     Our Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Francis J. Bullock, Chair
Kenneth A. Bauer
Mary Ann Gray
Marvin L. Miller
Alan W. Tuck

Summary Compensation Table

     The following table sets forth information concerning compensation paid to, or earned by, our named executives in fiscal years 2008, 2007 and 2006:

						Non-Equity
				Stock	Option	Incentive Plan
		Salary	Bonus	Awards	Awards	Comp.	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Geoffrey F. Cox	2008	480,000	19,609	109,980	56,482	24,838	690,909
Chairman, Chief Executive Officer	2007	480,000	15,393	46,269	72,382	31,074	645,118
and President	2006	458,640	69,716	1,230	50,423	87,509	667,518
John B. Green	2008	306,342	8,124	48,793	24,228	12,549	400,036
Senior Vice President, Chief Financial	2007	306,342	5,986	20,771	30,781	14,874	378,754
Officer and Treasurer	2006	294,840	34,496	1,230	30,071	42,192	402,829
Harry M. Meade	2008	298,695	8,536	48,464	25,033	12,225	392,653
Senior Vice President,	2007	298,695	7,633	22,041	31,340	14,503	374,212
Research and Development	2006	287,196	31,879	1,230	33,397	41,098	394,800
Daniel S. Woloshen	2008	260,318	6,989	42,297	18,764	11,066	339,434
Senior Vice President and	2007	260,318	6,652	19,209	21,703	12,639	320,521
General Counsel	2006	250,068	27,007	1,230	23,371	35,785	337,461
Richard A. Scotland	2008	246,001	8,138	42,579	25,731	10,663	333,112
Senior Vice President,	2007	246,001	5,547	17,416	31,881	11,944	312,789
Regulatory Affairs	2006	234,998	28,200	1,230	32,649	33,629	330,706
____________________

(1)	Reflects payments of the portion of individual performance bonuses paid in cash. These payments were made in the first quarter of the following year, except for the 2008 amount, which is subject to shareholder approval of an increase in shares reserved under our 2002 Plan at the 2009 annual meeting, or other action by the Compensation Committee.

(2)	For 2008, the amount reflects (i) the portion of the individual performance bonus paid in restricted stock that is expected to be made if the proposal to add 2 million shares to the 2002 Equity Plan is approved by our shareholders at the 2009 annual meeting, which had a fair market value of $0.37 per share when authorized by the Compensation Committee (and which will have a grant date fair value when and if issued after shareholder approval of an increase in shares reserved under our 2002 Equity Plan at the 2009 annual meeting), and (ii) the grant date fair market value of shares of restricted stock awarded under the 2008 Retention Plan, which was $0.39 per share on July 1, 2008. For 2007, the amount reflects the portion of the individual performance bonus and the portion of non-equity incentive plan compensation in unrestricted common stock which had a grant date fair market value of $0.63 per share. For 2006, the amounts reflect the full grant date fair market value of a special award of 1,000 shares of unrestricted common stock per employee, which had a grant date fair market value of $1.23 per share on August 10, 2006.

(3)	Reflects the amount recognized for financial statement reporting purposes for fiscal years 2008, 2007 and 2006 in accordance with SFAS 123(R), excluding forfeitures, and therefore includes amounts relating to awards granted in, and prior to, the respective year, including options awarded under the 2008 Retention Plan. For the assumptions underlying the valuation of the 2008 awards see Note 9 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended December 28, 2008 filed with the SEC on February 27, 2009, and Note 2 to the Consolidated Financial Statements included in our Quarterly Reports on Form 10-Q for the first three fiscal quarters ended March 30, 2008, June 29, 2008, September 28, 2008, filed with the SEC on May 8, 2008, August 7, 2008 and November 4, 2008.

(4)	Reflects payments of the cash portion of non-equity incentive plan bonuses based on corporate performance. These payments were made in first quarter of the following year, except for the 2008 amount, which is subject to shareholder approval of an increase in shares reserved under our 2002 Equity Plan at the 2009 annual meeting, or other action by the Compensation Committee.

Employment Agreements

     Several of our named executives have employment agreements that include compensation provisions unrelated to termination and change-in-control payments. These agreements provide for a minimum base salary and eligibility to receive performance and incentive bonuses. Each of these agreements is summarized below.

     Geoffrey F. Cox, PhD, Chairman, President and Chief Executive Officer. We entered into an employment agreement with Dr. Cox in July 2001. Pursuant to this agreement, he is entitled to a minimum annual base salary of $380,000, and is eligible to receive performance and incentive bonuses of not less than 40% of his then current base salary, based on the achievement of certain individual and corporate objectives established jointly by Dr. Cox and our Compensation Committee. In calendar year 2007, Dr. Cox received a base salary of $480,000.

     John B. Green, Senior Vice President, Chief Financial Officer and Treasurer. We entered into an employment agreement with Mr. Green in August 1997. Pursuant to this agreement, he is entitled to a minimum base salary of $150,000 per year, plus performance and incentive bonuses as determined by our Compensation Committee. In calendar year 2007, Mr. Green received a base salary of $306,342.

     Harry Meade, PhD, Senior Vice President, Research and Development. We entered into an employment agreement with Dr. Meade in May 1996. Pursuant to this agreement, he is entitled to a minimum base salary of $126,000 per year, plus performance and incentive bonuses as determined by our Compensation Committee. In calendar year 2007, Dr. Meade received a base salary of $298,695.

Grants of Plan-Based Awards for Fiscal 2008

     The following table sets forth additional information regarding stock, option and non-equity incentive plan awards granted to our named executives during the fiscal year 2008 under our 2002 Equity Incentive Plan:

		Approval
		Date For
		Awards				All Other	All Other
		Granted				Stock	Option
		Subject to				Awards:	Awards:	Exercise or	Grant Date
		Shareholder	Estimated Future Payouts Under			Number of	Number of	Base Price	Fair Value
		Approval	Non-Equity Incentive Plan Awards (1)			Shares of	Securities	of Option	of Stock
	Grant	(Date of	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option and
Name	Date	Such Approval)	($)(2)	($)	($)	Units (#)(3)	Options (#)	($/Sh)	Awards
Geoffrey F. Cox	—	—	57,600	115,200	153,600	—	—	—	—
	3/7/08	—	—	—	—	—	75,000	0.63	35,114
	7/1/08	—	—	—	—	61,200	—	—	23,868
	12/10/08	11/4/08	—	—	—	—	160,000	0.31	36,523

John B. Green	—	—	27,571	55,142	73,522	—	—	—	—
	3/7/08	—	—	—	—	—	25,000	0.63	11,705
	7/1/08	—	—	—	—	30,600	—	—	11,934
	12/10/08	11/4/08	—	—	—	—	100,000	0.31	22,827

Harry M. Meade	—	—	26,883	53,765	71,687	—	—	—	—
	3/7/08	—	—	—	—	—	25,000	0.63	11,705
	7/1/08	—	—	—	—	30,600	—	—	11,934
	12/10/08	11/4/08	—	—	—	—	100,000	0.31	22,827

Daniel S. Woloshen	—	—	23,429	46,857	62,476	—	—	—	—
	3/7/08	—	—	—	—	—	25,000	—	11,705
	7/1/08	—	—	—	—	30,600	—	0.63	11,934
	12/10/08	11/4/08	—	—	—	—	100,000	0.31	22,827

Richard A. Scotland	—	—	22,140	44,280	59,050	—	—	—	—
	3/7/08	—	—	—	—	—	25,000	0.63	11,705
	7/1/08	—	—	—	—	30,600	—	—	11,934
	12/10/08	11/4/08	—	—	—	—	100,000	0.31	22,827
____________________

(1)	Amounts reflect the range of potential payments of the portion of cash performance bonuses for 2008 based on corporate performance. Actual payments of these bonuses are contingent upon the Company raising $15 million in gross proceeds in a financing transaction and the approval of the proposal to add 2 million shares to the 2002 Equity Plan by our shareholders at the 2009 annual meeting. If the payments are made, they will equal approximately 65% of the targeted payout for each named executive.

(2)	Our Compensation Committee reserved discretion not to pay any bonus for corporate performance if the company did not achieve goals representing at least 50% of the weighted value of non-stretch corporate goals.

(3)	Reflects grants of restricted stock units of our common stock made pursuant to a Retention Incentive Plan under our 2002 Equity Plan, which had a fair market value of $0.39 per share when issued.

Outstanding Equity Awards at Fiscal Year-End 2008

     The following table sets forth additional information regarding the equity awards granted to our named executives and outstanding as of December 28, 2008:

	Option Awards							Stock Awards
	Number of Securities		Number of Securities					Number of	Market Value
	Underlying		Underlying					Shares of Units	of Shares or
	Unexercised Options		Unexercised Options		Option			of Stock That	Units of Stock
	(#)		(#)		Exercise		Option	Have Not Vested	That Have Not
Name	Exercisable		Unexercisable		Price		Expiration Date	(#)(10)	Vested ($)(11)
Geoffrey F. Cox	15,000		0		8.	81	5/23/2011
	285,000		0		8.	00	7/17/2011
	125,000		0		3.	80	2/14/2012
	15,000		0		1.	89	5/22/2012
	125,000	(1)	0		1.	45	2/14/2013
	75,000	(2)	0		3.	96	2/13/2014
	1,000	(3)	0		2.	25	12/9/2014
	60,000	(4)	15,000	(4)	1.	71	2/15/2015
	54,000	(5)	36,000	(5)	1.	03	3/10/2016
	35,000	(6)	52,500	(6)	1.	04	3/6/2017
	9,000	(7)	13,500	(7)	1.	18	5/23/2017
	15,000	(8)	60,000	(8)	0.	63	3/7/2018	61,200	$17,044
	0	(9)	160,000	(9)	0.	31	12/10/2013

John B. Green	26,401		0		4.	5625	5/25/2009
	33,000		0		17.	3125	5/24/2010
	35,000		0		5.	0313	3/14/2011
	50,000		0		3.	80	2/14/2012
	50,000	(1)	0		1.	45	2/14/2013
	25,000	(2)	0		3.	96	2/13/2014
	1,000	(3)	0		2.	25	12/9/2014
	31,200	(4)	7,800	(3)	1.	71	2/15/2015
	21,000	(5)	14,000	(5)	1.	03	3/10/2016
	9,000	(6)	13,500	(6)	1.	04	3/6/2017
	9,000	(7)	13,500	(7)	1.	18	5/23/2017
	5,000	(8)	20,000	(8)	0.	63	3/7/2018
	0	(9)	100,000	(9)	0.	31	12/10/2013	30,600	$8,522

Harry M. Meade	21,315		0		4.	5625	5/25/2009
	33,000		0		17.	3125	5/24/2010
	20,000		0		5.	0313	3/14/2011
	50,000		0		3.	80	2/14/2012
	45,000	(1)	0		1.	45	2/14/2013
	25,000	(2)	0		3.	96	2/13/2014
	1,000	(3)	0		2.	25	12/9/2014
	31,200	(4)	7,800	(4)	1.	71	2/15/2014
	30,000	(5)	20,000	(5)	1.	03	3/10/2016
	18,000	(6)	27,000	(6)	1.	04	3/6/2007
	5,000	(8)	20,000	(8)	0.	63	3/7/2018
	0	(9)	100,000	(9)	0.	31	12/10/2013	30,600	$8,522

	Option Awards							Stock Awards
	Number of Securities		Number of Securities					Number of	Market Value
	Underlying		Underlying					Shares of Units	of Shares or
	Unexercised Options		Unexercised Options		Option			of Stock That	Units of Stock
	(#)		(#)		Exercise		Option	Have Not Vested	That Have Not
Name	Exercisable		Unexercisable		Price		Expiration Date	(#)(10)	Vested ($)(11)
Daniel S. Woloshen	15,000		0		5.	5625	8/2/2009
	12,500		0		17.	3125	5/24/2010
	12,500		0		31.	0625	8/2/2010
	18,000		0		5.0313		3/14/2011
	35,000		0		3.	80	2/14/2012
	45,000	(1)	0		1.	45	2/14/2013
	25,000	(2)	0		3.	96	2/13/2014
	1,000	(3)	0		2.	25	12/9/2014
	21,600	(4)	5,400	(4)	1.	71	2/15/2015
	15,000	(5)	10,000	(5)	1.	03	3/10/2016
	14,000	(6)	21,000	(6)	1.	04	3/6/2017
	5,000	(8)	20,000	(8)	0.	63	3/7/2018
	0	(9)	100,000	(9)	0.	31	12/10/2013	30,600	$8,522

Richard A. Scotland	20,000		0		0.	88	7/29/2012
	30,000	(1)	0		1.	45	2/14/2013
	25,000	(2)	0		3.	96	2/13/2014
	10,000	(3)	0		2.	25	12/9/2014
	28,000	(4)	7,000	(5)	1.	71	2/15/2015
	30,000	(5)	20,000	(6)	1.	03	3/10/2016
	18,000	(6)	27,000	(8)	1.	04	3/6/2017
	5,000	(8)	20,000	(8)	0.	63	3/7/2018
	0	(9)	100,000		0.	31	12/10/2013	30,600	$8,522
____________________

(1)	Granted on February 14, 2003. One-fifth vested upon grant and one-fifth vested on each of the next four annual anniversaries of grant.

(2)	Granted on February 13, 2004. On December 22, 2005, in anticipation of the effective date of SFAS 123(R), our Compensation Committee approved the acceleration of vesting of all unvested stock options that had an exercise price of $3.75 or above which were held by current employees as of December 22, 2005, including executive officers.

(3)	Granted on December 9, 2004. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(4)	Granted on February 15, 2005. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(5)	Granted on March 10, 2006. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(6)	Granted on March 6, 2007. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(7)	Granted on May 23, 2007. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(8)	Granted on March 7, 2008. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(9)	Granted on December 10, 2008. One half vests on 9/30/2009 and on half vests on 6/30/2010.

(10)	Reflects grants of restricted stock units of our common stock made pursuant to a Retention Incentive Plan under our 2002 Equity Plan, which vest on 6/30/2009.

(11)	Calculated based on the $0.2785 closing price of our common stock on December 26, 2008, the last day of our 2008 fiscal year.

Option Exercises and Stock Vested for Fiscal 2008

     No stock options were exercised by our named executives during fiscal year 2008. There were no stock awards granted to our named executives that vested during fiscal year 2008.

Payments Upon Termination or Change-In-Control

     We have entered into agreements, and we maintain plans that in some cases may require us to make payments and provide benefits to our named executives in the event of a termination of their employment, including upon a change-in-control of our company. For purposes of the description of the potential payments and benefits set forth below, we have assumed that the triggering event with respect to a termination or change-in-control occurred as of December 26, 2008, the last business day of our last fiscal year, and that the per share price of our common stock was $0.2785, the closing price on that date. The actual amounts of any payments and the value of any benefits can only be determined at the time of a named executive’s termination or of a change-in-control of the company.

     The following table sets out the circumstances in which we are obligated to make payments to our named executives, following or in connection with a termination of their employment. The table excludes information with respect to payments or benefits provided under arrangements or plans that do not discriminate in favor of the named executives and that are generally available on similar terms to all our of salaried employees, such as accrued vacation. The table also excludes amounts for which our obligation is limited to payments of earned, but unpaid compensation such as unpaid base salary, vacation earned and unpaid bonus for a previous year.

Severance and Change-in-Control Agreements and Provisions

     We have entered into various agreements with our named executives that provide for, or contain provisions relating to, severance or change-in-control payments. The following descriptions summarize these agreements and provisions. Except in the case of Mr. Green, these agreements limit the aggregate amount of benefits payable to the named executive upon a change-in-control to 2.99 times the “base amount” as defined in Section 280G of the Internal Revenue Code. These agreements also provide that no payment or benefit payable or provided to the executive that constitutes deferred compensation under Section 409A of the Internal Revenue Code and becomes payable by reason of a termination or change-in-control will be paid or provided to the executive prior to six months after his “separation from service,” as that term is defined under the Internal Revenue Code. In addition, unless indicated below, any options or other equity awards granted to our named executives subject to vesting or exercise terminate upon the three month anniversary of the date of termination of the named executive’s employment.

     Dr. Cox, Chairman, President and Chief Executive Officer

     Pursuant to our employment agreement with Dr. Cox, if:

(i)	we terminate his employment without cause;

(ii)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or without cause);

(iii)	he terminates his employment upon our continued breach of a material duty or obligation under the agreement for 30 days after we receive written notice of the breach; or

(iv)	he terminates his employment for good reason within 12 months after a change-in-control;

then Dr. Cox is entitled to receive a severance amount equal to 24 months of his then current base salary plus his maximum incentive bonus that would next be payable to him for the then current bonus period prorated based on the number of days worked of the then current bonus period. The severance amount would be payable to Dr. Cox in monthly installments over 24 months following his termination. In addition, Dr. Cox would be entitled to continue receiving his then current benefits for 24 months. Further, Dr. Cox’s outstanding unvested options would become fully vested and exercisable and remain exercisable for 24 months following the termination of his employment. As a condition to our obligations under his agreement, Dr. Cox entered into a confidentiality and non-competition agreement providing for a five-year non-disclosure period and a one-year non-compete period.

     Mr. Green, Senior Vice President, Chief Financial Officer and Treasurer

     Pursuant to our employment agreement with Mr. Green, if we terminate his employment without cause or he terminates his employment for any reason within 24 months following a change-in-control, he is entitled to receive a severance amount equal to:

(i)	12 months of his then current base salary, if we terminate his employment without cause either outside the period from 180 days before and 24 months after a change-in-control; or

(ii)	24 months of his then current base salary if:

	(a)	we terminate his employment without cause during the period 180 days before and 24 months after a change-in-control; or

	(b)	he terminates his employment within 24 months after a change-in-control.

     In addition to his base salary payment, Mr. Green would also be entitled to an amount equal to the maximum incentive bonus that would next be payable to him for the then current bonus period, prorated based on the number of days worked during that then current bonus period. The severance payment would be payable to Mr. Green within 10 days after the date his employment is terminated, subject to restrictions imposed by Section 409A of the Internal Revenue Code, noted above. In addition, Mr. Green would be entitled to continue to receive his then current benefits for either a 12 or 24 month period, corresponding to the period on which his applicable base salary payment was based. Further, if Mr. Green’s employment is terminated pursuant to (ii) above, his outstanding unvested options would become fully vested and exercisable and remain exercisable pursuant to their duration as if his employment had not been terminated.

     Dr. Meade, Senior Vice President, Research and Development

     Pursuant to our amended and restated management agreement with Dr. Meade, if we terminate his employment without cause, then he is entitled to receive a severance amount equal to 12 months of his then current base salary plus the maximum incentive bonus that would next be payable to him for the then current bonus period, prorated based on the number of days worked of the then current bonus period. The severance amount would be payable to Dr. Meade biweekly over the 12 month period after his employment is terminated. In addition, Dr. Meade would be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. The agreement also obligates Dr. Meade to a one-year non-compete period commencing upon the termination of his employment. In order to enforce this obligation, we must pay the severance amount to Dr. Meade, even if under the circumstances we are not otherwise required to do so under the agreement.

     In addition to his management agreement, we entered into an amended and restated executive change-in-control agreement with Dr. Meade in July 2008. Pursuant to this agreement, if:

(i)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or termination for cause); or

(ii)	he terminates his employment for good reason within 12 months after a change-in-control;

then Dr. Meade is entitled to a severance amount equal to 12 months of then current base salary plus the incentive bonus most recently paid to him, prorated based on the number of days worked in the then current bonus period. The severance amount will be payable to Dr. Meade in monthly installments over 12 months following the termination of his employment. In addition, Dr. Meade will be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. Also, Dr. Meade’s outstanding unvested stock options will become fully vested and exercisable upon the termination of his employment.

     Mr. Woloshen, Senior Vice President and General Counsel

     Pursuant to our amended and restated management agreement with Mr. Woloshen, if we terminate Mr. Woloshen’s employment without cause, he is entitled to receive a severance amount equal to 12 months of his then current base salary payable in biweekly installments over 12 months commencing the first week following the termination of his employment. In addition, Mr. Woloshen is entitled to continue receiving his then current benefits for 12 months after his employment is terminated. The agreement also obligates Mr. Woloshen to a one-year non-compete period commencing upon the termination of his employment. In order to enforce this obligation, we must pay, if we are not otherwise required to do so under the agreement, the severance amount to Mr. Woloshen.

     In addition to his management agreement, we entered into an amended and restated executive change-in-control agreement with Mr. Woloshen in July 2008. Pursuant to this agreement, if:

(i)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or termination for cause); or

(ii)	he terminates his employment for good reason within 12 months after a change-in-control;

then Mr. Woloshen is entitled to a severance amount equal to 12 months of then current base salary plus the incentive bonus most recently paid to him, prorated based on the number of days worked in the then current bonus period. The severance amount will be payable to Mr. Woloshen in monthly installments over 12 months following the termination of his employment. In addition, Mr. Woloshen will be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. Also, Mr. Woloshen’s outstanding unvested stock options will become fully vested and exercisable upon the termination of his employment. As a condition to our obligations under this agreement, Mr. Woloshen entered into a confidentiality agreement providing for a three-year non-disclosure period.

     Mr. Scotland, Senior Vice President, Regulatory Affairs

     Pursuant to our amended and restated management agreement with Mr. Scotland, if we terminate Mr. Scotland’s employment without cause, he is entitled to receive a severance amount equal to 12 months of his then current base salary payable in biweekly installments over 12 months commencing the first week following the termination of his employment. In addition, Mr. Scotland is entitled to continue receiving his then current benefits for 12 months after his employment is terminated. The agreement also obligates Mr. Scotland to a one-year non-compete period commencing upon the termination of his employment. In order to enforce this obligation, we must pay, if we are not otherwise required to do so under the agreement, the severance amount to Mr. Scotland.

     In addition to his management agreement, we entered into an amended and restated executive change-in-control agreement with Mr. Scotland in July 2008. Pursuant to this agreement, if:

(i)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or termination for cause); or

(ii)	he terminates his employment for good reason within 12 months after a change-in-control;

then Mr. Scotland is entitled to a severance amount equal to 12 months of then current base salary plus the incentive bonus most recently paid to him, prorated based on the number of days worked in the then current bonus period. The severance amount will be payable to Mr. Scotland in monthly installments over 12 months following the termination of his employment. In addition, Mr. Scotland will be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. Also, Mr. Scotland’s outstanding unvested stock options will become fully vested and exercisable upon the termination of his employment.

						By employee
			By us upon a		By employee	upon a	By employee upon a
	By us without		change-in-		upon our	change-in-	change-in-control
Name	cause		control		breach	control	with good reason
Geoffrey F. Cox
Acceleration of Options	208,354		208,354		208,354	—	208,354
Bonus	230,400		230,400		230,400	—	230,400
Base Salary	960,000		960,000		960,000	—	960,000
Continuation of Benefits (1)	35,932		35,932		35,932	—	35,932
Total	1,434,686	(2)	1,434,686	(3)	1,434,686	—	1,434,686	(3)(4)

John B. Green
Acceleration of Options	None		124,078		—	124,078	—
Base Salary (8)	352,328		658,668		—	658,668	—
Bonus	110,282		110,282		—	110,282	—
Continuation of Benefits (5)	15,903		31,807		—	31,807	—
Total	478,513	(2)	924,835	(3)	—	924,834 (3)	—

Harry M. Meade
Acceleration of Options	None		81,456		—	—	81,456
Base Salary	298,696		298,696		—	—	298,696
Bonus	107,531		72,977		—	—	72,977
Continuation of Benefits	15,903	(5)	17,138	(1)	—	—	17,138	(1)
Total	422,130		470,267	(6)	—	—	470,267	(6)(7)

Richard A. Scotland
Acceleration of Options	None		81,444		—	—	81,444
Base Salary	246,001		246,001		—	—	246,001
Bonus	None		34,907		—	—	34,907
Continuation of Benefits	15,603	(5)	16,915	(1)	—	—	16,915	(1)
Total	261,904		407,152	(6)	—	—	407,152	(6)(7)

Daniel S. Woloshen
Acceleration of Options	None		79,850		—	—	79,850
Base Salary	260,318		260,318		—	—	260,318
Bonus	None		62,792		—	—	62,792
Continuation of Benefits	15,903	(5)	16,980	(1)	—	—	16,980	(1)
Total	276,221		407,152	(6)	—	—	407,152	(6)(7)
____________________

(1)	Benefits include life, medical, dental, accident and disability insurance for the severance term or until the executive receives this benefit from a new employer.

(2)	“Cause” means (i) continued breach of a material duty or obligation under the agreement; (ii) intentional or grossly negligent conduct by the executive that is materially injurious to us, or (iii) his continued willful failure to follow our Board’s instructions.

(3)	“Change-in-control” means (i) the acquisition by a person resulting in that person owning or controlling 50% or more of our common stock; (ii) a merger or similar combination after which 49% or more of the voting stock of the surviving corporation is held by persons who were not our shareholders immediately prior to the merger or combination; (iii) acquisition, merger or similar combination or divestiture of our business after which the executive’s role is not substantially the same as prior to the transaction; (iv) the election by our shareholders of 20% or more directors other than pursuant to nomination of our management; or (iv) the sale by us of all or substantially all of our assets or business.

(4)	“Good reason” means termination by the executive following a change-in-control upon any of: (i) a change in his responsibilities, titles or duties inconsistent with those immediately prior to the change-in-control, or the termination of the executive’s employment by us or a successor of ours (except for “cause,” the executive’s retirement, death or disability or termination by the executive other than for “good reason”); (ii) a reduction in the executive’s base salary; (iii) a requirement that the executive be based more than 60 miles from his office location immediately prior to the change-in-control; or (iv) our failure to obtain our successor’s assumption of our obligations under his employment agreement.

(5)	Benefits include health and dental insurance for the severance term.

(6)	“Change-in-control” means (i) the acquisition by a person resulting in that person owning or controlling 50% or more of our common stock; (ii) a merger or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not our shareholders immediately prior to the merger or combination; (iii) the election by our shareholders of 50% or more directors other than pursuant to nomination of our management; or (iv) the sale by us of all or substantially all of our assets or business.

(7)	“Good reason” means termination by the executive following a change-in-control upon any of (i) a material diminution of the duties and responsibilities that the executive had immediately prior the change-in-control; (ii) a reduction in the executive’s base salary, (iii) a requirement that the executive be based more than 60 miles from his office location immediately prior to the change-in-control, or (iv) our failure to obtain our successor’s assumption of our obligations under his employment agreement.

(8)	Base salary for Mr. Green includes $45,988 of accrued vacation, which represents additional accrued vacation time above our limitation on vacation accrual that is generally available to all of our employees.

Director Compensation

     In 2007, the Board of Directors voted to increase the number of option shares awarded to our directors for each year of service to an option to purchase 15,000 shares per year. Upon election or reelection, directors automatically receive an option to purchase 45,000 shares, with one third vesting upon grant and the remaining portion vesting in two equal installments at the beginning of the second and third years of their three-year term. This change was first applied to grants made to directors elected and reelected at the 2007 annual meeting. This change was also applied to provide grants to all other continuing directors so that they would receive an option for additional shares giving them options that in the aggregate vest as to 15,000 shares for each remaining year of their terms.

     The following table sets forth information concerning the compensation paid to, or earned by, our directors in fiscal year 2008:

	Fees Earned or
	Paid in Cash		Option Awards		Total
Name	($)		($)(1)(2)		($)
Robert W. Baldridge	30,000		9,926		39,926
Kenneth A. Bauer	27,500		8,671		36,171
Christian Béchon	25,000	(4)	4,791		29,791
Francis J. Bullock	30,125	(5)	5,837	(3)	35,962
James A. Geraghty	27,750	(6)	9,926		37,676
Mary Ann Gray	22,000		5,837	(3)	27,837
Michael J. Landine	30,000		9,926		39,926
Pamela W. McNamara	31,000	(7)	2,633		33,633
Marvin L. Miller	31,700	(8)	2,633		34,333
Alan W. Tuck	36,900	(9)	5,837	(3)	42,737
____________________

(1)	Reflects the amount recognized for financial statement reporting purposes for fiscal year 2008 in accordance with SFAS 123(R), excluding forfeitures, and therefore includes amounts relating to awards granted in, and prior to, 2008. For the assumptions underlying the valuation of these awards, see Note 9 to the Consolidated

Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 filed with the SEC on February 27, 2009 and Note 2 to the Consolidated Financial Statements included in our Quarterly Reports on Form 10-Q for the first three fiscal quarters ended March 30, 2008, June 29, 2008, September 28, 2008, filed with the SEC on May 8, 2008, August 7, 2008 and November 4, 2008.

(2)	The following aggregate number of option awards were outstanding as of December 28, 2008 for each director included in the table:

Director	Option Awards
Robert W. Baldridge	90,000
Kenneth A. Bauer	52,500
Christian Béchon	37,500
Francis J. Bullock	137,500
James A. Geraghty	132,500
Mary Ann Gray	60,000
Michael J. Landine	67,500
Pamela W. McNamara	67,500
Marvin L. Miller	67,500
Alan W. Tuck	115,000

(3)	Includes the amount recognized for financial statement reporting purposes for fiscal year 2008 in accordance with SFAS 123(R) of 45,000 options granted to this director upon his or her re-election as a director on June 24, 2008. The full grant date fair value of the options was $13,260, based upon the market price on the grant date.

(4)	Includes $20,000 in fees earned by Mr. Béchon which were paid in shares of our common stock in lieu of cash payment.

(5)	Includes $7,500 in fees earned by Dr. Bullock which were paid in shares of our common stock in lieu of cash payment.

(6)	Includes $11,000 in fees earned by Mr. Geraghty which were paid in shares of our common stock in lieu of cash payment.

(7)	Includes $4,000 in fees earned by Ms. McNamara which were paid in shares of our common stock in lieu of cash payment.

(8)	Includes $4,800 in fees earned by Mr. Miller which were paid in shares of our common stock in lieu of cash payment.

(9)	Includes $5,500 in fees earned by Mr. Tuck which were paid in shares of our common stock in lieu of cash payment.

     We pay our non-employee directors a combination of cash and stock options for their service on our Board and its committees. We do not pay directors who are also our employees for their service as directors. Director compensation is determined and reviewed annually by the Compensation Committee which recommends any changes to our Board for its approval.

     Director Fees. We pay our non-employee directors an annual retainer of $12,000, payable in quarterly installments. Directors who also serve as non-Chair members of the Compensation Committee or the Nominating and Corporate Governance Committee receive for each committee an additional annual retainer of $2,000, payable quarterly. Directors who serve as the Chair of a committee receive for each committee an additional annual retainer of $3,000, payable quarterly. Directors who serve as non-Chair members of the Audit Committee receive an additional annual retainer of $4,000, payable quarterly. The director who serves as the Chair of the Audit Committee receives an additional annual retainer of $6,000, payable quarterly. In addition to these retainers, each non-employee director receives $1,000 for attendance in person (or $500 for participation by conference call) for each Board meeting and each standing committee meeting (other than meetings of the Nominating and Governance Committee held in conjunction with a Board meeting), plus reimbursement of reasonable expenses incurred in attending or otherwise participating in such meetings. Non-employee directors may elect to have part or all of their director fees paid in the form of our common stock. An election to be paid in common stock must be made prior to the payment date of the quarterly installment. The number of shares to be issued as payment is determined based on the amount of the quarterly installment to be paid in the form of common stock divided by the per share closing price of our common stock on the last trading day of the quarter preceding payment.

     Stock Options. Our non-employee directors are currently eligible to participate in our 2002 Equity Plan. Our Board has discretion to determine the size, type and exercisability of any awards granted to our non-employee directors under the 2002 Equity Plan. Non-employee directors are granted options at the annual meeting of shareholders when they are elected or re-elected as director. Each eligible director, other than the Chairman of the Board, receives an option to purchase 15,000 shares of common stock for each year of the term of office to which the director is elected (normally 45,000 shares for election to a three-year term of office). A non-employee Chairman of the Board would receive an option to purchase an additional 15,000 shares for each year of the term of office to which the Chairman is elected (normally 45,000 shares for a three-year term of office). Upon an eligible director’s election other than at an annual meeting, the director is automatically granted an option to purchase 15,000 shares in the case of a non-Chairman and an additional 15,000 shares in the case of a non-employee Chairman, for each year or portion of a year of the term of office to which he or she is elected. Options for non-employee directors other than the Chairman vest as to 15,000 shares on the date the option is granted and on the date of each subsequent annual meeting of shareholders, so long as the optionee is still a director. The options have a term of ten years and an exercise price, payable in cash or common stock, equal to the closing per share price of our common stock on the date of grant, as reported on the NASDAQ Capital Market. In 2007, the Board of Directors voted to increase to 15,000 shares the number of option shares awarded for each year of service as a director after the 2007 annual meeting. This increase applied to options issued upon re-election to a three-year term in 2007, as well as to each remaining year of the terms of directors whose terms continued after 2007.

RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

     Our Board of Directors has adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% shareholders, as well as specified members of the family or household of any of these individuals or shareholders, where we or any of our affiliates have participated in the transaction as a direct party or by arranging the transaction and the transaction involves more than $120,000. In adopting this policy, our Board expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved. The material terms of our initial agreements and arrangements with LFB Biotechnologies, S.A.S.U., or LFB, which beneficially owns more than 5% of our common stock, were approved by our Board before this policy was implemented. Any material modification to the material terms of these agreements and arrangements are subject to review by our Audit Committee under this policy.

LFB Biotechnologies, S.A.S.U.

     LFB, our largest shareholder, currently owns beneficially approximately 52.17% of our outstanding shares of common stock on an as-converted basis based on the number of shares of our common stock outstanding on March 31, 2009 and issuable to LFB upon exercise of common stock warrants or conversion of convertible debt that are exercisable or convertible within 60 days thereafter. Christian Béchon, one of our directors, is a board representative for LFB and serves as President and Directeur General for LFB and serves as Chairman and Chief Executive Officer of LFB and Laboratoire français du Fractionnement et des Biotechnologies S.A., LFB’s parent company.

     2008 Convertible Debt Financing. In December 2008, we issued to LFB a convertible note (the “2008 Convertible Note”) and a warrant (the “Warrant”) in exchange for payment to us of aggregate gross proceeds of $15 million. If the 2008 Convertible Note remains unpaid after June 1, 2009, the principal amount of the 2008 Convertible Note will be convertible into 48,387,096 shares of our common stock and the Warrant is exercisable for 23,193,548 shares of our common stock. The 2008 Convertible Note will mature on June 30, 2012 and accrues interest at a rate equal to 8% per annum. Accrued interest is payable in cash in arrears on the last day of each fiscal quarter commencing on December 31, 2008. On or before June 1, 2009, we will have the right to redeem the 2008 Convertible Note at a price equal to 100% of the outstanding principal amount plus accrued and unpaid interest. After June 1, 2009, LFB will have the right to convert all or a portion of the 2008 Convertible Note into shares of our common stock at a conversion price equal to $0.31 per share. The conversion price of the 2008 Convertible Note and the number of shares issuable upon conversion of the 2008 Convertible Note will be proportionately adjusted for any stock splits, stock dividends, recapitalization or other combination or subdivision of the outstanding shares of our common stock. After June 1, 2009 and prior to maturity, we would only be able to repay the 2008 Convertible Note with LFB’s consent.

     The Warrant is exercisable, in full or in part, to purchase an aggregate of 23,193,548 shares of our common stock at a cash exercise price of $0.31 per share at any time before the fifth year anniversary of December 22, 2008, the date it was issued. The exercise price of the Warrant and the number of shares issuable upon exercise of the Warrant will be proportionately adjusted for any stock splits, stock dividends, recapitalization or other combination or subdivision of the outstanding shares of our common stock. If we repay the 2008 Convertible Note, LFB will have the right to require us to redeem the Warrant for a redemption price of $1.5 million, which would include the repurchase of shares of common stock previously issued upon prior exercise of the Warrant. If we repay the 2008 Convertible Note at maturity and LFB exercises its redemption right under the Warrant, we have the option to pay the redemption price in shares of our common stock based on the fair market value of the stock (as calculated in the Warrant) on the date LFB exercises its redemption right.

     As part of the financing, we also entered into a security agreement with LFB to secure our obligations under the 2008 Convertible Note by granting to LFB a first priority lien on our intellectual property and a second priority lien on all of our other assets. Our obligations under the Convertible Note are also secured by a grant to LFB of rights and licenses with respect to certain technologies, inventions and patent rights under the Joint Development and Commercialization Agreement dated September 29, 2006 between us and LFB.

     Board Representation. As sole shareholder of our Series D preferred stock, LFB is entitled to nominate and elect one director to our Board. Upon conversion of the 2008 Convertible Note (see below) in full or in part from time to time on or after June 1, 2009, and as long as LFB owns at least 21% of our outstanding common stock on an as converted basis, LFB will have the right to designate to our Board of Directors the maximum number of directors permissible under the Marketplace Rules of NASDAQ. We have confirmed with NASDAQ that the maximum number of directors LFB could designate would be equal to the product, rounded up to the nearest whole number, of (i) LFB’s ownership percentage of our equity, multiplied by (ii) the total number of directors on our Board (including LFB’s designated directors). For purposes of this calculation, we believe that LFB’s equity ownership percentage would be determined at the relevant time of the calculation by dividing:

(i)	the sum of the number of shares of our common stock:

	(A)	held by LFB,

	(B)	issuable upon conversion of our then convertible preferred stock held by LFB, and

	(C)	issuable upon conversion of our then convertible debt held by LFB, by

(ii)	the sum of the number of shares of our common stock:

	(A)	outstanding,

	(B)	issuable upon conversion of our outstanding and then convertible preferred stock, and

	(C)	issuable upon conversion of our outstanding and then convertible debt.

     Upon any conversion of the 2008 Convertible Note, assuming that our equity capitalization remains unchanged and that, except for the conversion, LFB’s ownership remains unchanged, LFB’s equity ownership percentage under this calculation would be approximately 45% and LFB would have the right to designate 50% of the total number of directors on our Board. LFB’s director representatives would be appointed across each of our three classes of directors in as equal proportion as possible.

     Once appointed, LFB’s board representatives would be nominated for re-election upon expiration of their term unless LFB’s equity ownership percentage decreases. If LFB’s equity ownership percentage decreases, under the NASDAQ Marketplace Rules the number of its board representatives would have to decrease ratably such that LFB’s board representation would remain proportional to its equity ownership, as described above. We expect any decrease in the number of LFB’s directors to be effected only upon expiration of any such director’s term and believe that this manner of decrease is permitted under the NASDAQ Marketplace Rules.

     Participation and First Negotiation Rights with Respect to Future Security Offerings; Registration Rights. LFB has the right to participate in all of our future offerings of common stock or securities exercisable or convertible into common stock to purchase the number of shares in proportion to its then pro rata ownership of our common stock, on an as converted basis. LFB’s participation will be on the terms agreed upon by us and other investors in the future offerings, including price and closing date; provided that LFB will have 10 calendar days upon notice of any offering to choose whether to participate. After June 1, 2009, LFB will have a right of first refusal and right of first negotiation with respect to any proposed sale by us of common stock or securities exercisable or convertible into common stock. Pursuant to this right, if we intend to undertake an offering, we must notify LFB of the proposed terms of such offering, and LFB has the right to refuse to purchase the securities on the proposed terms and the right to negotiate with us alternative terms to purchase all of the securities to be sold in the proposed offering. In addition, LFB has registration rights with respect to up to 10,000,000 shares of common stock it beneficially owns.

     2006 Convertible Note. In December 2006, we entered into a five-year convertible note with LFB in the principal amount of $2.6 million. The convertible note accrues interest at a rate of 2% per annum and will automatically convert into shares of our common stock in conjunction with any future common stock offerings at the per share offering price of the respective offering, but only to the extent that any conversion does not result in LFB owning, on an as-converted basis, more than 19.9% of our common stock. In connection with the closing of our February 2008 registered direct offering, approximately $1.7 million of the principal amount of this note and approximately $40,000 of accrued interest on that principal amount were converted into 2,018,404 shares of our common stock at a rate of $0.87 per share. LFB’s ownership remained at 19.9% after this conversion.

     Joint Development and Commercialization Agreement. In 2006 we entered into our joint development and commercialization agreement with LFB. Our contribution to the collaboration is the development of the production system for the products and, in return, we retain exclusive commercial rights to the products in North America. LFB’s contribution to the collaboration is the clinical development and regulatory review of the programs in this joint venture, and, in return, LFB has exclusive commercial rights in Europe. We hold co-exclusive rights with LFB in the rest of the world to any products developed through the joint venture. We and LFB are sharing equally in the ongoing cost of the development and commercialization of each product and are entitled to 50% of any profits derived from products developed through the collaboration, provided we each contribute equally to their development. In the event that contributions to development are not equal, the profit allocation will be adjusted based on development costs incurred. Through 2008, LFB had contributed 85% of the costs of the joint venture and owns that same percentage of future profits, subject to our right to reestablish our 50% ownership by repaying LFB our share of the costs plus a specified premium that increases over time as clinical development progresses. Under the agreement, a joint steering committee of each company’s representatives determines product development and commercialization plans. The initial term of the agreement is fifteen years, subject to extension or termination by mutual consent, and the terms for any product developed through the collaboration will continue until the later of the initial term or ten years beyond regulatory approval of that product.

     In 2008 we amended our agreement with LFB to establish LFB/GTC LLC, as a separate legal entity for the joint venture. This amendment added LFB/GTC LLC as a party to the agreement and provided that rights to the intellectual property of the new joint venture will flow through this entity. All other terms and conditions remain the same.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

     The following is the report of the Audit Committee with respect to GTC’s audited financial statements for the year ended December 28, 2008.

     The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee GTC’s accounting and financial reporting, internal control and audit functions. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

     Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

     In the course of its oversight of GTC’s financial reporting process, the Audit Committee has:

  reviewed and discussed with management and PricewaterhouseCoopers LLP, GTC’s audited financial statements for the fiscal year ended December 28, 2008;

  discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  received the written disclosures and the letter from the independent registered public accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence;

  reviewed with management and the independent registered public accountant the company’s critical accounting policies;

  discussed with management the quality and adequacy of the company’s internal controls over financial reporting;

  discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

  considered whether the provision of non-audit services by the independent registered public accountant is compatible with maintaining the independent registered public accountant’s independence.

     Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the GTC’s Annual Report on Form 10-K for the year ended December 28, 2008 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Alan W. Tuck, Chair
Robert W. Baldridge
Michael J. Landine
Pamela W. McNamara

Independent Registered Public Accountants’ Fees and Other Matters

     The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 28, 2008. Our Audit Committee appointed PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the 2008 year-end audit and to review our quarterly financial reports for filing with the Securities and Exchange Commission during fiscal year 2009. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

     The following table shows the fees paid or accrued by us for professional services performed by PricewaterhouseCoopers LLP for auditing our financial statements for fiscal years 2008 and 2007:

	2008	2007
Audit Fees(1)	$417,182	$400,067
Audit-Related Fees(2)	32,288	—
Tax Fees	—	62,868
All Other Fees	—	4,140	(3)
Total	$449,470	$467,075
__________________

(1)	Represents fees for professional services provided in connection with the audits of our year-end annual consolidated financial statements and the effectiveness of internal controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees for services provided in connection with the audit of NIH Federal Awards in accordance with the program – specific audit option under OMB Circular A-133.

(3)	Represents fees for compensation consulting.

     Pre-Approval Policy

     In accordance with its written charter, our Audit Committee pre-approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. Our Audit Committee has adopted policies and procedures for the pre-approval of non-audit services for the purpose of maintaining the independence of our independent registered public accountant. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accountant to perform any non-audit services that exceed the pre-approved amounts. For fiscal year 2008, our Audit Committee pre-approved specific non-audit services subject to cost limits to be performed by PricewaterhouseCoopers LLP in order to assure that these services do not impair the independent registered public accountant’s independence. All of the non-audit services rendered by PricewaterhouseCoopers LLP in fiscal year 2008 were pre-approved by our Audit Committee in accordance with these limits.

ADDITIONAL INFORMATION

Deadline for Shareholder Proposals and Director Nominations

     If the 2010 Annual Meeting is not held before April 27, 2010 or after June 26, 2010, and if you wish to bring business before or propose director nominations at the 2010 Annual Meeting of Shareholders, you must notify us in writing by March 13, 2010 (the date 75 days before the anniversary of the 2009 Annual Meeting).

     If you intend to bring such a proposal or nomination at the 2010 Annual Meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must notify us in writing of your proposal or nomination prior to December 24, 2009.

     Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to Vice President, Corporate Communications, c/o GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702:

  a brief statement outlining the reasons the nominee would be an effective director;

  the name, age and business and residence addresses of the candidate;

  the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period;

  the number of shares of our common stock, if any, beneficially owned by the candidate;

  details of any business or other significant relationship the candidate has ever had with us or our affiliates;

  the shareholder’s name and record address and the name and address of the beneficial owner of shares of our common stock, if any, on whose behalf the proposal is made; and

  the number of shares of our common stock that the shareholder and any such beneficial owner beneficially own.

     The Nominating and Corporate Governance Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such beneficial owner.

Householding of Annual Meeting Materials

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Vice President, Corporate Communications (508-620-9700 x5374). If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Notice Regarding Internet Availability of Annual Meeting Materials

This proxy statement and the enclosed annual report to security holders are available at:
http://www.gtc-bio.com/investorinfo/annualreport.html.

     We will promptly deliver a copy of either of these documents to you if you write, e-mail or call us at the following address, e-mail address or phone number: GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Vice President, Corporate Communications (508-620-9700 x5374) or by emailing him at tom.newberry@gtc-bio.com. Assistance with information on how to obtain directions to be able to attend the meeting and vote in person is available in this manner as well.

Annual Report and Other SEC Filings

     Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.gtc-bio.com. These and other SEC filings, including our proxy statement, are also available on the SEC’s website at www.sec.gov.

     A copy of these filings, including our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 (excluding exhibits) may be obtained, at no cost, by writing to the Vice President, Corporate Communications, GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702.

     Our Annual Report for the year ended December 28, 2008, which is being mailed to shareholders with this proxy statement, is not incorporated into this proxy statement and is not deemed to be part of the proxy soliciting material.

* * *

ANNEX A

[As proposed for approval by the shareholders on May 27, 2009 and marked to show changes against the existing plan.]

PROPOSED
GTC BIOTHERAPEUTICS, INC.
AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN

1. Purpose.

     The purpose of the 2002 Equity Incentive Plan as amended and restated (the “Plan”) of GTC Biotherapeutics, Inc. (f/k/a Genzyme Transgenics Corporation) is to attract, retain and motivate persons who are expected to make important contributions to the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms are used herein as defined in Section 9 below.

2. Administration.

     The Plan shall be administered by the Committee; provided that the Board may (subject to any regulatory or exchange listing requirements) in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and, subject to the provisions of the Plan, shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan, and to remedy any inconsistencies or ambiguities. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants, a maximum for any one Participant, and such other features of the Awards as may be required by applicable law.

3. Eligibility.

     All directors, employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

     (a) Amount. Subject to adjustment under Section 4(b), Awards may be made under the Plan for up to Ten Million Five Hundred Thousand (10,500,000) ~~Eight Million Five Hundred Thousand (8,500,000)~~ shares of Common Stock, plus (1) the number of additional shares of Common Stock subject to awards under the Company’s Amended and Restated 1993 Equity Incentive Plan (the “1993 Plan”) which on or after April 2, 2004, expire or terminate unexercised or are forfeited or settled in a manner that results in fewer shares outstanding than were awarded under the 1993 Plan, which number of additional shares will not exceed 2,178,388 shares (the maximum if all 1993 Plan shares become available), plus (2) an annual increment of additional shares to be added on December 31 of each year (an “Increase Date”), beginning in 2008, equal to the lesser of (i) 1,500,000 shares or (ii) such other amount as may be determined by the Board; provided, however, that in no event shall any such annual increment cause the total maximum aggregate number of shares of Common Stock which may be optioned and issued under the Plan to exceed the lesser of (a) 10% of the shares of Common Stock deemed to be outstanding on the applicable Increase Date (including for this purpose on an as-converted basis all then outstanding convertible debt securities, and all shares of capital stock then outstanding that are convertible into Common Stock without payment of any additional consideration by the holder thereof) and (b) 15,000,000 shares (which number shall be subject to adjustment under Section 4(b)); and provided further that no more than 10% of the maximum number of shares to be issued under the Plan may be granted as Restricted Stock or Unrestricted Stock Awards. For purposes of calculating such percentage limitation on Restricted Stock and Unrestricted Stock Awards, the following Awards shall be disregarded: (i) any Award that is granted for consideration of at least 100% of the Fair Market Value of the Common Stock on the date of the respective grant (including Awards granted in lieu of the payment of cash bonuses that would be consistent in amount with past cash bonus practices), and (ii) Awards that are subject to performance-based vesting (including Awards subject to Section 8(k)). If any Award made under the Plan expires or terminates unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued outside of the Plan through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

     (b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee shall (subject in the case of Incentive Stock Options to any limitation required under the Code) equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award.

     (c) Limit on Individual Grants. The maximum number of shares of Common Stock that may be granted in connection with all Awards within any fiscal year to any one Covered Employee under the Plan shall not exceed 400,000 shares, except for grants to new hires during the fiscal year of hiring which shall not exceed 600,000 shares, in each case subject to adjustment under Section 4(b).

5. Stock Options.

     (a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) or (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that a Nonstatutory Stock Option granted to a new employee or consultant in connection with his or her hiring may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date he or she accepts the Company’s offer of employment or the date employment commences, whichever is lower. No Option shall be an Incentive Stock Option if not granted within ten years from the date on which the Plan or an amendment thereto was last approved for purposes of Section 422 of the Code (the date of such approval being the date on which the Plan or the respective amendment was approved by the Board or the stockholders, whichever was earlier).

     (b) Terms and Conditions. Subject to the provisions of the Plan, each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable securities laws, as it considers necessary or advisable.

     (c) Payment. No shares shall be delivered upon exercise of any Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option pursuant to any of the following methods: (i) by actual delivery or attestation of ownership of shares of Common Stock owned by the Participant, including vested Restricted Stock, (ii) by retaining shares of Common Stock otherwise issuable pursuant to the Option, (iii) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company, or (iv) for such other lawful consideration as the Committee may determine.

     (d) Term of Option. The term of each Option granted under this Section 5 shall not exceed ten years from the date the Option is granted.

6. Stock Equivalents.

     Subject to the provisions of the Plan, the Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock (“Stock Equivalents”) upon such terms and conditions as the Committee determines. Stock Equivalents may include without limitation phantom stock, restricted stock units, unrestricted stock units, performance units, dividend equivalents and stock appreciation rights (“SARs”). SARs granted in tandem with an Option will terminate to the extent that the related Option is exercised, and the related Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by or in the manner specified by the Committee of not less than 100% of the Fair Market Value of the Common Stock on the date of the grant, or of not less than the exercise price of the related Option in the case of an SAR granted in tandem with an Option. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, Awards or other property.

7. Stock Awards.

     Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. Subject to the provisions of the Plan, the Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time (“Unrestricted Stock”).

8. General Provisions Applicable to Awards.

     (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. Subject to the provisions of the Plan, the terms of any Award may include such continuing restrictions and forfeiture and/or other penalty provisions relating to competition or other activity detrimental to the Company as the Committee determines.

     (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

     (c) Dividend, Cash Awards and Loans. Subject to the provisions of the Plan, in the discretion of the Committee, any Award under the Plan may provide for (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award or (iii) one or more loans to a Participant (other than a Participant who is a director or executive officer for purposes of Section 13(k) of the Exchange Act) to permit exercise of, or the payment of any tax liability with respect to, any Award.

     (d) Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment or other service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder. Unless the Committee otherwise provides in any case, a Participant’s employment or other service shall have terminated for purposes of this Plan at the time the entity by which the Participant is employed or to which he or she renders such service ceases to be an Affiliate of the Company.

     (e) Change-in-Control. In order to preserve a Participant’s rights under an Award in the event of a change-in-control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change-in-control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change-in-control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

     (f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

     (g) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

     (h) Foreign National Awards. Notwithstanding anything to the contrary contained in this Plan, Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

     (i) Amendment of Award. Except as provided in Section 8(j) and Section 8(l), the Committee may amend, modify, or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option. Any such action shall require the Participant’s consent unless:

          (i) in the case of a termination of, or a reduction in the number of shares issuable under, an Option, any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is waived or accelerated before such termination or reduction (and in such case the Committee may provide for the Participant to receive cash or other property equal to the net value that would have been received upon exercise of the terminated Option or the eliminated portion, as the case may be);

          (ii) the Committee determines that the action is permitted by the terms of Section 8(k);

          (iii) the Committee determines that the action is reasonably necessary to comply with any regulatory, accounting, or exchange or stock market listing requirement; or

          (iv) in any other case, the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

     (j) No Repricing of Options. Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of Options granted under this Plan without further stockholder approval. For this purpose, the term “repricing” shall mean any of the following or other action that has the same effect: (i) lowering the exercise price of an Option after it is granted, (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an Option at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another Option, Restricted Stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

     (k) Code Section 162(m) Provisions. If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the Participant’s right to receive cash, shares of Common Stock, or other property pursuant to such Award shall be subject to the satisfaction of Performance Goals during a Performance Period. Prior to the payment of any Award subject to this Section 8(k), the Committee shall certify in writing that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of Performance Goals by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 8(k) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

     (l) Minimum Vesting Requirements. Each Award under the Plan shall vest in accordance with a schedule which does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. This minimum vesting requirement shall not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death, or disability, (ii) accelerate the vesting of an Award in accordance with Section 8(e), (iii) establish a shorter vesting schedule for consultants, directors, or newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus, or other cash compensation, (v) establish a shorter performance-based vesting schedule, including a schedule in accordance with Section 8(k), or (vi) grant Awards of Unrestricted Stock in accordance with Section 7.

9. Certain Definitions.

     “Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has another significant financial interest as determined by the Committee.

     “Award” means any Option, Stock Equivalent, Restricted Stock, Unrestricted Stock, or Foreign National Award granted under the Plan.

     “Board” means the Board of Directors of the Company.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

     “Committee” means any committee of one or more directors appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee it shall be comprised of not less than two directors, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

     “Common Stock” or “Stock” means the Common Stock, $0.01 par value, of the Company.

     “Company” means GTC Biotherapeutics, Inc., a Massachusetts corporation and, unless the context otherwise requires, includes each “subsidiary corporation” of GTC Biotherapeutics, Inc., as defined in Section 424(f) of the Code, from time to time.

     “Covered Employee” means, at any time that Section 162(m) of the Code applies to the Company, a “covered employee” within the meaning of such section.

     “Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

     “Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

     “Non-Employee Director” means a director of the Company who is not an employee of the Company or of any subsidiary of the Company.

     “Participant” means a person selected by the Committee to receive an Award under the Plan.

     “Performance Goals” means with respect to any Performance Period, one or more objective performance goals based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as shall meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): (i) increases in the price of the Common Stock, (ii) product or service sales or market share, (iii) revenues, (iv) return on equity, assets, or capital, (v) economic profit (economic value added), (vi) total stockholder return, (vii) costs, (viii) expenses, (ix) margins, (x) earnings or earnings per share, (xi) cash flow, (xii) cash balances (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development progress, (xvi) clinical trial progress, (xvii) licensing, (xviii) product development, (xix) manufacturing, or (xx) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

     “Performance Period” means the period of service designated by the Committee applicable to an Award subject to Section 8(k) during which the Performance Goals will be measured.

     “Reporting Person” means a person subject to Section 16 of the Exchange Act.

10. Miscellaneous.

     (a) No Right to Employment. No person shall have any claim or right to be granted an Award. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/ her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company or Affiliate to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

     (b) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered a stockholder of the Company at the time of the Award except as otherwise provided in the applicable Award.

     (c) Amendment of Plan. Subject to Section 8(j) and Section 8(l), the Board may amend, suspend, or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable.

     (d) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

     (e) Effective Date and Term of Plan. The Plan has been approved most recently by the stockholders of the Company on December 10, 2008 ~~May 23, 2007~~. This amendment of the Plan shall be effective the date it is approved by the stockholders of the Company. Unless earlier terminated by the Board, or extended by approval of the stockholders, the term of the Plan shall expire on the tenth anniversary of the effective date of the most recent stockholder approval for purposes of Section 422 of the Code and the regulations thereunder, and no further Awards hereunder shall be made thereafter.

* * * *

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER
MEETING TO BE HELD ON MAY 27, 2009
This proxy statement and our annual report to security holders are available at: http://www.gtc-bio.com/investorinfo/annualreport.html.

GTC BIOTHERAPEUTICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 27, 2009

     The undersigned shareholder of GTC Biotherapeutics, Inc. (“GTC”) hereby appoints Geoffrey F. Cox, John B. Green and Nathaniel S. Gardiner, or any of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of GTC that the undersigned is entitled to vote at the Annual Meeting of Shareholders of GTC to be held at 2:00 p.m. local time on Wednesday, May 27, 2009 at the Forefront Center for Meetings & Conferences, 404 Wyman Street, Waltham, Massachusetts 02451, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

     THE UNDERSIGNED SHAREHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING EITHER A WRITTEN NOTICE OF REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE TO THE CLERK, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

Address Changes:

(If you noted any Address Changes above, please mark the corresponding box on the reverse side.)

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS
POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

GTC BIOTHERAPEUTICS, INC.
175 CROSSING BOULEVARD
FRAMINGHAM, MASSACHUSETTS 01702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by GTC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GTC Biotherapeutics, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GTCBO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GTC BIOTHERAPEUTICS, INC.

1.	Vote on Proposal 1 – Election of Directors.					2.	Vote on Proposal 2 – Amendment to the 2002 Equity Plan.
			For	Withhold	For All
	Nominees:		All	For All	Except
	01)	Kenneth A. Bauer					For	Against	Abstain
	02)	Christian Béchon	☐	☐	☐		☐	☐	☐
	03)	Pamela W. McNamara
	04)	Marvin L. Miller
To withhold authority to vote for any individual nominees(s), mark “For All Except” and write the nominee’s name on the line below.						3.	Vote on Proposal 3 – Ratification of independent registered accounting firm.

							For	Against	Abstain
							☐	☐	☐

PLEASE DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each joint holder should personally sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes, please check the box at the right and write the change on the back of this card, where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.     Address Change ☐

Please indicate if you plan to attend the meeting.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date